SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALEXION PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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352 Knotter Drive

Cheshire, Connecticut 06410

(203) 272-2596

April 18, 2011

Dear Fellow Stockholder:

You are cordially invited to attend Alexion’s Annual Meeting of Stockholders on Wednesday, May 11, 2011, at The Study at Yale, 1157 Chapel Street, New Haven, Connecticut 06511, at 10:00 a.m. E.D.T.

The enclosed proxy statement describes the matters to be acted upon at the annual meeting. I encourage you to read the proxy statement carefully. We look forward to greeting our stockholders who are present at the meeting; however, whether or not you plan to be with us at the meeting, your vote is important. Accordingly, I urge you to vote your shares by mail, by phone, or on the internet. Thank you.

Very truly yours,

Leonard Bell, M.D.

Chief Executive Officer

and Treasurer

Cheshire, Connecticut

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 11, 2011

April 18, 2011

Alexion’s Annual Meeting of Stockholders will be held on Wednesday, May 11, 2011, at The Study at Yale, 1157 Chapel Street, New Haven, Connecticut 06511, at 10:00 a.m. E.D.T. This year, we are asking stockholders:

(1)	To elect nine directors to Alexion’s Board of Directors, constituting the entire Board, to serve for the ensuing year.

(2)	To approve an amendment to Alexion’s Amended and Restated Certificate of Incorporation to provide for an increase in the number of shares of common stock authorized for issuance from 145,000,000 to 290,000,000.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as Alexion’s independent registered public accounting firm.

(4)	To consider a non-binding advisory vote on compensation paid to Alexion’s named executive officers.

(5)	To consider a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

(6)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 17, 2011 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please vote by mail, by phone or on the internet at your earliest convenience so that your shares may be represented at the meeting and to ensure a quorum.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on May 11, 2011.

This Proxy Statement and our 2010 Annual Report are available at

http://ir.alexionpharm.com/annuals.cfm

Michael V. Greco

Associate General Counsel and Corporate Secretary

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement and form of proxy are furnished to the holders of common stock, par value $.0001 per share, of Alexion Pharmaceuticals, Inc., the Company or Alexion, in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, May 11, 2011, at The Study at Yale, 1157 Chapel Street, New Haven, Connecticut 06511, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

The mailing address of our principal executive offices is Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut, 06410. Proxies will be mailed to stockholders on or about April 20, 2011 and will be solicited by mail. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of Alexion who may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by us. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option of doing so. If any special employees or solicitors are retained, we will bear the expense of such retention.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before such proxies are voted at the Annual Meeting by filing with the Secretary of Alexion a written notice of revocation, by mailing a duly executed proxy bearing a later date, by voting by phone or the internet prior to the cut-off date described on the enclosed proxy, or by voting in person at the Annual Meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If a proxy card is signed and returned without any specifications, your shares will be voted in the manner recommended by our Board of Directors.

Record Date

Only stockholders of record at the close of business on March 17, 2011 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On March 17, 2011, there were 91,630,047 shares of our common stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting.

Quorum and Required Vote

The holders of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

“Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but not voted on a particular matter because (1) instructions have not been received from the beneficial owner and (2) the brokers do not have discretionary voting authority to vote on such matter. A broker may not vote on “non-routine” matters without receiving specific voting instructions from the beneficial owner.

Election of Directors: Proposal No. 1. For the election of directors, you may either vote “for” a director, or “withhold” your vote for such director. The affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

Amendment to Certificate of Incorporation: Proposal No. 2. For the proposal to amend Alexion’s certificate of incorporation to increase the number of authorized shares of common stock from 145 million to 290 million, you may either vote “for”, “against” or “abstain”. The affirmative vote of a majority of the issued and outstanding shares of Alexion common stock is required to approve Proposal No. 2. Abstentions and broker non-votes will be treated as a vote “against” the proposed amendment.

Ratification of Alexion’s Independent Registered Public Accounting Firm: Proposal No. 3. For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Alexion’s independent registered public accounting firm, you may either vote “for”, “against” or “abstain”. The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required to approve Proposal No. 3. Abstentions will have the same effect as votes against Proposal No. 3. The approval of Proposal No. 3 is considered to be routine and a broker or other nominee is generally empowered to vote on such routine proposals. Consequently, it is unlikely that any broker non-votes will result.

Advisory Vote on the Compensation of Alexion’s Named Executive Officers: Proposal No. 4. For the advisory vote to approve executive compensation, you may either vote “for”, “against” or “abstain”. Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Advisory Vote on the Frequency of an Advisory Vote on the Compensation of Alexion’s Named Executive Officers: Proposal No. 5. You may either vote for a frequency of “one year,” “two years,” or “three years.” This proposal also calls for a non-binding, advisory vote. Our Board of Directors has recommended an annual vote, and we believe that stockholders will overwhelmingly support that recommendation. However, if another frequency receives more votes, our Board of Directors will take that fact into account when making its decision on how often to hold executive compensation advisory votes. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Broker Discretionary Voting

If shares are held by a broker, the broker will ask the beneficial owner for instructions to vote the shares. If instructions are provided, the broker must vote the shares as directed. If instructions are not provided, the broker’s ability to vote the shares depends on the proposal. At the Annual Meeting and any and all adjournments thereof, brokers may submit a vote on the election of directors and the ratification of the appointment of the independent registered accounting firm even if it does not receive instructions from the broker. For all other proposals, the broker may not vote unless the broker receives specific instructions from the beneficial owner. We urge each stockholder to provide instructions to its broker so that its votes may be counted on these important matters.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 17, 2011 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each named executive officer listed in the Summary Compensation Table below; (iii) each director; and (iv) all directors and executive officers of Alexion as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock
FMR LLC(3)
82 Devonshire Street
Boston, MA 02109	13,392,599	14.80%
BlackRock, Inc.(4)
40 East 52nd Street
New York, NY 10022	5,457,170	6.03%
Capital Research Global Investors(5)
333 South Hope Street
Los Angeles, CA 90071	4,650,000	5.10%
T. Rowe Price Associates, Inc.(6)
100 E. Pratt Street
Baltimore, MD 21202	6,121,792	6.70%
Leonard Bell, M.D.(7)(19)	1,789,342	1.95%
Stephen P. Squinto, Ph.D.(8)(19)	180,710	*
Vikas Sinha, M.B.A., C.A.(9)(19)	292,790	*
Patrice Coissac(10)(19)	204,943	*
David Hallal(11)(20)	196,888	*
Max Link, Ph.D.(12)	192,650	*
William R. Keller(13)	7,682	*
Joesph A. Madri, M.D., Ph.D.(14)	250,896	*
Larry L. Mathis(15)	90,829	*
R. Douglas Norby(16)	102,883	*
Alvin S. Parven(17)	63,471	*
Andreas Rummelt, Ph.D.(18)	13,519	*
Ann M. Veneman, J.D.	5,013	*
All directors and executive officers as a group (14 persons)(20)	3,660,810	3.99%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of all persons is 352 Knotter Drive, Cheshire, Connecticut 06410.
(2)	To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.
(3)	These figures are based upon information set forth in Schedule 13G filed February 14, 2011. FMR LLC has sole voting power with respect to 4,741 of the shares listed.
(4)	These figures are based upon information set forth in Schedule 13G filed February 3, 2011. BlackRock, Inc. has sole voting power with respect to 5,457,170 of the shares listed.
(5)	These figures are based upon information set forth in Schedule 13G filed February 10, 2011. These securities are owned by various investment companies registered under Section 8 of the Investment Company Act of 1940 which Capital Research Global Investors, or CRGI, serves as investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, CRGI is deemed to be a beneficial owner of such securities; however, CRGI expressly disclaims that it is, in fact, the beneficial owner of such securities.
(6)	These figures are based upon information set forth in Schedule 13G filed February 10, 2011. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(7)	Includes 878,583 shares of common stock that may be acquired upon the exercise of options that are exercisable within 60 days of March 17, 2011 and 3,060 shares, in the aggregate, held in the names of Dr. Bell’s three children. Excludes 180,000 shares held in trust for Dr. Bell’s children. Dr. Bell disclaims beneficial ownership of the 183,060 shares held in the names of his children and in the trust.
(8)	Includes 135,559 shares of common stock which may be acquired by Dr. Squinto upon the exercise of options that are exercisable within 60 days of March 17, 2011, and 5,838 shares, in aggregate, held in the names of Dr. Squinto’s three children. Dr. Squinto disclaims beneficial ownership of the shares held in the names of his children.
(9)	Includes 206,310 shares of common stock which may be acquired by Mr. Sinha upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(10)	Includes 144,061 shares of common stock which may be acquired by Mr. Coissac upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(11)	Includes 169,012 shares of common stock which may be acquired by Mr. Hallal upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(12)	Includes 50,104 shares of common stock which may be acquired by Dr. Link upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(13)	Includes 992 shares of common stock which may be acquired by Mr. Keller upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(14)	Includes 123,104 shares of common stock which may be acquired by Dr. Madri upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(15)	Includes 88,104 shares of common stock which may be acquired by Mr. Mathis upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(16)	Includes 85,104 shares of common stock which may be acquired by Mr. Norby upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(17)	Includes 58,286 shares of common stock which may be acquired by Mr. Parven upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(18)	Includes 3,811 shares of common stock which may be acquired by Dr. Rummelt upon the exercise of options that are exercisable within 60 days of March 17, 2011.
(19)	Named executive officer under Item 402 of Regulation S-K.
(20)	Includes 2,191,090 shares of common stock which may be acquired by all directors and officers as a group upon the exercise of options that are exercisable within 60 days of March 17, 2011.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nine directors have been nominated for re-election at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. In the event any of the nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the Proxy Statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1—ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF ALEXION AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” EACH NOMINEE.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Below please find information about the nominees for directors:

Name	Age	Year First Became Director	Position
Leonard Bell, M.D.(5)	53	1992	Chief Executive Officer, Treasurer, Director

Max Link, Ph.D.(1)(4)	70	1992	Chairman of the Board of Directors

William R. Keller(2)(3)	63	2009	Director

Joseph A. Madri, M.D., Ph.D.(2)(4)	64	1992	Director

Larry L. Mathis(1)(3)	67	2004	Director

R. Douglas Norby(1)(3)	75	1999	Director

Alvin S. Parven(2)(3)	70	1999	Director

Andreas Rummelt, Ph.D.(1)(4)	54	2010	Director

Ann M. Veneman, J.D.(2)(3)	62	2010	Director

(1)	Member of our Audit Committee of the Board of Directors.
(2)	Member of our Compensation Committee of the Board of Directors.
(3)	Member of our Nominating and Corporate Governance Committee of the Board of Directors.
(4)	Member of our Pharmaceutical Compliance and Quality Committee of the Board of Directors.
(5)	Executive Officer, for purposes of Section 16 of the Securities Exchange Act of 1934.

Each director nominee, if re-elected, will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of the Board of Directors. Dr. Bell is a party to an employment agreement with us.

Leonard Bell, M.D. is the principal founder of Alexion, and has been a director of Alexion since February 1992. He has been the Chief Executive Officer of Alexion since January 1992. He has also served as Alexion’s President, Treasurer and Secretary and is currently Chief Executive Officer and Treasurer. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was a recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. His work has resulted in more than 20 scientific publications and 9 patent applications. Dr. Bell was also a director of The Medicines Company from May 2000 until April 2005. Dr. Bell received his A.B. from Brown University and M.D. from Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at the Yale University School of Medicine.

Max Link, Ph.D. has been the Chairman of our Board of Directors since December 2002 and a director of Alexion since April 1992. From March 2001 to September 2003, Dr. Link was Chairman of the Board and CEO of Centerpulse AG, a medical implant company. From May 1993 to June 1994, Dr. Link was Chief Executive

Officer of Corange (Bermuda), the parent company of Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy Orthopedics. From 1992 to 1993, Dr. Link was Chairman of the Board of Sandoz Pharma, Ltd., a manufacturer of pharmaceutical products. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including as President and Chief Executive Officer. Dr. Link is the chairman of the board of directors of Amedica Corporation, CytRx Corporation, and Celsion Corporation, and is also a director of Discovery Labs, Inc., each of which, with the exception of Amedica, is a publicly held pharmaceutical and/or life-science company. Dr. Link was also a director of Human Genome Sciences, Inc. from 1995 to 2008, PDL BioPharma Inc. from 1993 to 2007, and Cell Therapeutics, Inc. from 1995 to 2005. Dr. Link holds a Ph.D. in economics from University of St. Gallen (Switzerland).

William R. Keller has been a director of Alexion since December 2009. Mr. Keller is the founder of Keller Pharma Consultancy, a pharmaceutical consulting firm in China. He is also a senior consultant to the Shanghai Foreign Investment Development Board and the deputy general manager of Zhangjiang Biotech & Pharmaceutical Base Development Co., Ltd. From 2007 to September 2009, Mr. Keller was the chairman of HBM Biomed China Partners, a specialized venture capital organization dedicated exclusively to life sciences in China. From 1994 to 2003, Mr. Keller was the general manager of Roche China Ltd. and Shanghai Roche Pharmaceutical Ltd. From 1974 to 2003, Mr. Keller served in various positions at Roche Group in South America and Asia. Mr. Keller is the honorary president of the R&D-based Pharmaceutical Association in China, the vice chairman of the Shanghai Association of Foreign Investment Enterprises and holds directorships in Cathay Industrial Biotech Ltd., Shanghai Fosun Pharmaceutical Development Co. Ltd., TaiGen Biotechnology Co., Ltd., each of which are privately held, and China Nuokang Biopharmaceutical Inc., which is a NASDAQ listed company. Mr. Keller graduated from the School of Economics and Business Administration (Zurich) and is Honorary Citizen of Shanghai.

Joseph A. Madri, M.D., Ph.D. has been a director of Alexion since February 1992. Since 1980, Dr. Madri has been on the faculty of the Yale University School of Medicine and is currently a Professor of Pathology and Molecular, Cellular and Developmental Biology. Dr. Madri serves on the editorial boards of numerous scientific journals and he is the author of over 243 scientific publications. Dr. Madri works in the areas of regulation of angiogenesis, vascular cell-matrix interactions, cell-cell interactions, lymphocyte-endothelial cell interactions and endothelial and smooth muscle cell biology and neural stem biology, and has been awarded a Merit award from the National Institutes of Health. Dr. Madri received his B.S. and M.S. in Biology from St. John’s University and M.D. and Ph.D. in Biological Chemistry from Indiana University.

Larry L. Mathis has been a director of Alexion since March 2004. From 1998 until 2008, Mr. Mathis served as an executive consultant with D. Petersen & Associates providing counsel to select clients on leadership, management, governance, and strategy. For the 27 years prior to joining D. Petersen & Associates, Mr. Mathis served in various capacities within The Methodist Hospital System, in Houston, Texas – an organization comprising 16 corporations and 37 hospital affiliates in the U.S. and abroad. From 1997 to 1998, Mr. Mathis served as a consultant to the Chairman of the Board of The Methodist Hospital System. Prior to that, he was President and Chief Executive Officer, of The Methodist Hospital System, as well as a member of the Board of Directors, from 1983 to 1997. Mr. Mathis is a director of Healthcare Trust of America, Inc., a real estate investment trust. In addition, Mr. Mathis formerly served as the chairman of the boards of the Greater Houston Hospital Council, the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives as well as chairman of the National Task Force on Healthcare Technology Assessment

and as a member of the Medicare Prospective Payment Commission. Mr. Mathis received a Master’s degree in Health Administration from Washington University in St. Louis, and a B.A. in Social Sciences from Pittsburg State University in Kansas.

R. Douglas Norby has been a director of Alexion since September 1999. From July 2003 and until January 31, 2006, Mr. Norby has been Sr. Vice-President and Chief Financial Officer of Tessera Technologies, Inc., a provider of intellectual property for advanced semiconductor packaging. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From 1996 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, and he has also served as a director of LSI Logic Corporation since 1993. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is a director of STATS Chip PAC, Ltd., a semiconductor company listed on the Singapore stock exchange, Ikanos Communications, Inc., a semiconductor and software company listed on NASDAQ, MagnaChip Semiconductor Corporation, a semiconductor company listed on the NYSE, NEXX Systems, Inc., a private semiconductor manufacturing equipment company, and InvenSense, Inc. a private semiconductor company. From 2007 to 2009, Mr. Norby also served as a director of Intellon Corporation and from 2005 to 2009 served as a director of Neterion, Inc. Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.

Alvin S. Parven has been a director of Alexion since May 1999. Since 1997, Mr. Parven has been President of ASP Associates, a management and strategic consulting firm. From 1994 to 1997, Mr. Parven was Vice President at Aetna Business Consulting, reporting to the Office of the Chairman of Aetna. From 1987 to 1994, Mr. Parven was Vice President, Operations at Aetna Health Plans. Prior to 1987, he served in various capacities at Aetna including Vice President, Pension Services from 1983 to 1987. Mr. Parven is chairman of the General Employees Retirement Board of the Town of Palm Beach. Mr. Parven received his B.A. from Northeastern University.

Andreas Rummelt, Ph.D. has been a director of Alexion since February 2010. Since January 2011, he has served as the Chief Executive Officer of InterPharmaLink AG, a management consulting firm focused on advising companies in the healthcare industry. From December 2008 until January 2010, Dr. Rummelt was Group Head of Quality Assurance and Technical Operations at Novartis. He had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Head of Sandoz. Dr. Rummelt is a director of Famar Healthcare Services, a private company providing contract manufacturing and development services with headquarters in Greece, Selica Limited, a private company providing radiolabelling and drug discovery services located in the United Kingdom, and Acino Holding AG, a Swiss based public pharmaceutical company that develops and manufactures generic and innovative pharmaceuticals. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen-Nuernberg, Germany.

Ann M. Veneman, J.D. has been a director of Alexion since May 2010. She was most recently the Executive Director of UNICEF, a position she held from her appointment by the United Nations Secretary General in May 2005 until April 2010. As Executive Director, Ms. Veneman worked on behalf of the United Nations children’s agency to help children around the world by advocating for and protecting their rights. Ms. Veneman was responsible for more than 11,000 UNICEF staff members in more than 150 countries. Prior to joining UNICEF, Ms. Veneman served as Secretary of the U.S. Department of Agriculture, or USDA, from January 2001 until January 2005. From 1986 until 1993, she served in various positions at the USDA, including Deputy Secretary, Deputy Undersecretary for International Affairs and Commodity Programs, and Associate Administer of the Foreign Agricultural Service. From 1995 until 1999, Ms. Veneman served as Secretary of the California Department of Food and Agriculture. Ms. Veneman has also practiced law in Washington, DC and California in both the private and public sectors. Ms. Veneman received a B.A. from the University of California, Davis, a Master’s degree in Public Policy from the University of California, Berkeley, and a J.D. from the University of California, Hastings College of Law.

During the year ended December 31, 2010, the Board of Directors held 6 meetings. During 2010, each incumbent director attended, either in person or via teleconference, all of the meetings of the Board of Directors and all committees of the Board of Directors on which he or she served. It is our policy that members of the Board of Directors should attend and be present at the Annual Meeting of Stockholders. Seven members of the Board of Directors then constituting the entire Board attended the 2010 Annual Meeting of Stockholders. Dr. Ruedi Waeger did not stand for re-election and retired from the Board immediately prior to the Annual Meeting and did not attend.

The Board of Directors has determined that eight of its nine members (Drs. Link, Madri, and Rummelt, Messrs. Keller, Mathis, Norby, and Parven and Ms. Veneman) are “independent directors” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During all of the regularly scheduled meetings in fiscal year 2010, the Board of Directors met in executive session where only the independent directors were present without any members of Alexion’s management.

Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.

Audit Committee

In February 1993, the Board established a separately designated standing Audit Committee to review the internal accounting procedures of Alexion, consult with our independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee charter is available on Alexion’s website at—http://files.shareholder.com/downloads/ALXN/1168093365x0x310908/d6794e0d-0a65-4b3a-97f2-51e08eb010c7/AUDIT_COMMITTEE_CHARTER.pdf. Dr. Link, Mr. Mathis, Mr. Norby and Dr. Rummelt are the current members of the Audit Committee. Mr. Norby serves as chairman. The Board of Directors has determined that each member of the Audit Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Our Board of

Directors has also determined that Mr. Norby is an “audit committee financial expert” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During the year ended December 31, 2010 the Audit Committee held 7 meetings.

Compensation Committee

In February 1993, the Board of Directors established a Compensation Committee. The Compensation Committee reviews compensation practices, determines and approves compensation of the chief executive officer and all other executive officers, and administers our equity compensation and incentive plans. The Compensation Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. A copy of the Compensation Committee charter is available on the Company’s website at—http://files.shareholder.com/downloads/ALXN/1168093365x0x310915/ 74b62adc-4390-4f7b-b5c2-a2edd2fc46f4/comp_comm_charter.pdf. Mr. Keller, Dr. Madri, Mr. Parven and Ms. Veneman are the current members of the Compensation Committee. Mr. Parven serves as chairman. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During the year ended December 31, 2010, the Compensation Committee held 5 meetings.

For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the Compensation Discussion and Analysis below in this proxy statement.

Pharmaceutical Compliance and Quality Committee

In December 2004, the Board established a Compliance and Quality Committee. In December 2009, the committee changed its name to the Pharmaceutical Compliance and Quality Committee. The Pharmaceutical Compliance and Quality Committee provides leadership and guidance to Alexion on aspects of pharmaceutical compliance and regulatory matters, except where those matters involve financial controls or the financial audit function. The Pharmaceutical Compliance and Quality Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. Drs. Link, Madri, and Rummelt are the current members of the Pharmaceutical Compliance and Quality Committee. Dr. Rummelt is the current chairman. The Board of Directors has determined that each member of the Pharmaceutical Compliance and Quality Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards. During the year ended December 31, 2010, the Pharmaceutical Compliance and Quality Committee held 4 meetings.

Nominating and Corporate Governance Committee

In June 2003, the Board of Directors established the Nominating and Corporate Governance Committee to provide leadership and guidance to Alexion, review and recommend new directors to the Board of Directors, establish the necessary Board committees to provide oversight to Alexion, and make recommendations regarding committee membership. The Nominating and Corporate Governance Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Nominating and Governance Committee charter is posted on Alexion’s website at—http://files.shareholder.com/downloads/ALXN/1168093365x0x311136/a35d8aa8-6797-4be1-a369-53bc9bcfc572/Nominating_GovernanceCommitteeCharter.pdf. Messrs. Keller, Mathis, Norby, Parven and

Ms. Veneman are the current members of the Nominating and Corporate Governance Committee. Mr. Mathis serves as chairman. The Board of Directors has determined that each member is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards. During the year ended December 31, 2010, the Nominating and Corporate Governance Committee held 4 meetings.

CORPORATE GOVERNANCE

Process for Selecting Nominees and Stockholder Nominations

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership recommended by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. If a consulting firm is retained to assist in the search process for a director, a fee is typically paid to such firm whether or not a candidate proposed by the consulting firm is elected to the Board or is recommended to the Board by the Nominating and Corporate Governance Committee for inclusion in the slate of nominees to be elected at the Annual Meeting of Stockholders. In 2010, Alexion engaged a third-party search firm to identify director candidates and Alexion paid a fee to the search firm in connection with the appointment of Ms. Ann Veneman to the Board in May 2010. As a stockholder, you may recommend a person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Corporate Secretary. Recommendations must be received by December 15, 2011 to be considered for the 2012 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending stockholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination. The evaluation process for nominees recommended by stockholders is the same as for candidates recommended by any other source.

Board Diversity

We recognize that diversity enhances the overall effectiveness of the Board by ensuring that different perspectives, skills and experiences are presented to directors and to management. In accordance with its charter, the Nominating and Corporate Governance Committee is responsible for advising the Board on diversity, including gender, ethnic background, country of citizenship and professional experience, and recommending, as necessary, measures that contribute to a Board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. The committee reviews Board composition on an annual basis to ensure that the Board reflects the knowledge, experience, skills, expertise and diversity required for the Board to fulfill its duties. The Board defines diversity broadly and does not limit its assessment to gender, race or ethnic diversity. The committee assesses the effectiveness of its diversity policy at least once each year.

Director Qualifications

The Board seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Board members should possess the attributes necessary to be an effective director, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its stockholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.

The Alexion directors possess the individual attributes described above and represent a desirable range of viewpoints, backgrounds, skills, experience and expertise. Below is a description of certain specific experiences, qualifications, attributes and skills of our directors that led the Board to conclude that the individual should serve as a director.

Max Link, Ph.D.

Dr. Link is Alexion’s current Chairman and his continued service in this leadership role is important to the Board. He has more than thirty years of executive management experience in the pharmaceutical industry, including as chief executive officer of multiple multinational pharmaceutical companies, and has extensive experience in international business operations and financial matters. Dr. Link also has extensive experience serving on the boards of international pharmaceutical and healthcare companies, both public and private, and we value his corporate governance experience resulting from his service on public company boards.

William R. Keller

Mr. Keller lives and works in China and possesses extensive working knowledge and experience of the pharmaceutical industry in China. He has more than thirty years of executive management experience in the pharmaceutical industry, including as a chief executive officer in China, and he led the Latin American expansion and operations for a major pharmaceutical company in markets where Alexion is currently focused.

Joseph A. Madri, M.D., Ph.D.

Dr. Madri has had a long and distinguished career as a faculty member of Yale University, where he is currently a professor of pathology, and molecular, cellular and developmental biology. He is the only current director who spent his entire career in research and academia. Dr. Madri brings a valued perspective to the Board on matters of research, medicine and academia as it relates to Alexion’s scientific, research and development activities.

Larry L. Mathis

Mr. Mathis’ 27 years of service within one of the country’s leading hospital systems provides the Board with a valued perspective of the healthcare industry, hospital administration and leadership. He possesses more than twenty five years of executive management experience, including fourteen as chief executive officer of a complex, geographically diverse hospital organization, where he acquired extensive experience managing governance and compliance issues relevant to the healthcare industry.

R. Douglas Norby

Mr. Norby has extensive experience in financial and accounting matters, including public accounting and reporting. During his forty year career, he served in executive management positions at several multinational organizations, including as president, chief operating officer and chief financial officer, and he has extensive experience in financial and accounting reporting processes and internal control systems. His experience serving on public company boards also provides valued perspective on matters of corporate governance and financial matters.

Alvin S. Parven

Mr. Parven served for more than thirty years in executive management positions at a multinational insurance company. He has extensive experience in managing developed organizations that provide specialized and technical services, particularly in the areas of health insurance and benefits. He possesses extensive experience in provider operations, which brings an important perspective to the Board and to management on matters of reimbursement.

Andreas Rummelt, Ph.D.

Dr. Rummelt has spent most of his career in the areas of pharmaceutical manufacturing, quality and technical matters, which provides an important perspective to the Board and to management as Alexion develops its own manufacturing operations and facility. He served more than twenty years in executive management positions in the pharmaceutical industry, including as a chief executive officer and most recently as a senior executive of a large, multinational pharmaceutical company. Dr. Rummelt possesses a broad understanding of international business operations, particularly with respect to manufacturing, quality and technical matters.

Ann M. Veneman, J.D.

Ms. Veneman is an attorney who has dedicated more than twenty five years to government service, including senior national and international positions. She has led state and federal government agencies and possesses extensive experience working with government leaders and organizations. Ms. Veneman has worked closely with national governments throughout the world and possesses a deep understanding of international political organizations. Ms. Veneman’s public service brings an important perspective to the Board and an important understanding of state and federal government and international organizations.

Board Leadership Structure

Since its founding in 1992, Alexion has separated the positions of Chairman and CEO, and the Board believes that separating the roles continues to be the most appropriate structure for Alexion. The Board believes that an independent chairman enables the Board to more effectively and objectively monitor the performance of Alexion, the CEO and management. By separating the positions, the Board believes that Dr. Bell may devote his attention to Alexion’s global operations and strategy while Dr. Link can take responsibility for leading the Board.

Board’s Role in Risk Oversight

The Board is responsible for overseeing Alexion’s risk management processes. The full Board performs a periodic risk assessment with management to review the primary risks facing Alexion and to manage the activities of Alexion in identifying and mitigating such risks. Management identifies risks in multiple areas, including compliance, financial, strategic, political and operational risks, and on a regular basis the Board reviews together with management. The Board recognizes that Alexion is subject to both internal and external risks, within and outside its control, and that management and the Board should regularly seek to identify those risks and mitigate to the extent possible. As part of the risk management process and consistent with its standing oversight role, each Board committee considers the risks within its areas of responsibility and assists the Board in its oversight of the risk management process.

In reviewing Alexion’s compensation programs, Alexion has reviewed whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Alexion and has concluded that they do not create such risks as presently constituted.

Succession Planning

An important responsibility of the Board and the CEO is to ensure long term continuity of leadership. The Nominating and Corporate Governance Committee annually reviews and makes recommendations to the Board relating to management succession planning, including policies and plans for succession in the event of an emergency or the retirement of the CEO and members of Alexion’s global executive team. In addition, the CEO and Alexion’s senior executives discuss future candidates for leadership positions at all levels within Alexion’s global organization. The Nominating and Corporate Governance Committee annually reviews and discusses the leadership succession plan. The Board considers succession planning to be an important factor in managing the long term planning and success of Alexion’s business.

Stockholder Communications with the Board of Directors

Our Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board, or any particular director, should address such communications to the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Corporate Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of Alexion common stock beneficially owned by the stockholder.

The Corporate Secretary will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Corporate Secretary considers appropriate. Each stockholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Corporate Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications. The Board will give appropriate attention to written communications on such issues and will respond as appropriate.

Code of Ethics

We adopted the Alexion Pharmaceuticals, Inc. Global Code of Conduct, or code of ethics, that applies to directors, officers and employees of Alexion and its subsidiaries and complies with the requirements of Item 406 of Regulation S-K and the listing standards of the NASDAQ Global Market. Our code of ethics is located on our website at—http://files.shareholder.com/downloads/ALXN/1168093365x0x311961/03b8f14b-9de6-460e-b06f- 4fd035d1fb9c/CodeofEthics.pdf. Amendments or waivers to our code of ethics will be promptly disclosed on our website and as required by applicable laws, rules and regulations of the Securities and Exchange Commission and NASDAQ.

Corporate Governance Guidelines

The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Board has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Alexion’s organization or business environment. The Board reviews the guidelines on an annual basis and if necessary, modifies the guidelines to reflect current good governance practices and policies. Alexion’s Corporate Governance Guidelines are located on our website at—http://files.shareholder.com/downloads/ALXN/1168093365x0x311960/ba922235-2cbb-4d85-9d1a-ebd44ac4eccd/CorporateGovernanceGuidelines.pdf.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2010 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, other than the Form 4 filed by Mr. Hallal in December 2010, a Form 4 filed by Dr. Link in February and May 2010, and a Form 4 filed by Mr. Parven in November 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following Compensation Discussion and Analysis describes the material elements of 2010 compensation for Alexion’s executive officers identified in the Summary Compensation Table (the named executive officers), which includes (i) base salary for the 2010 fiscal year, (ii) annual cash incentive bonus with respect to 2010 performance, which was paid in February 2011, and (iii) long-term equity-incentive awards granted in January 2010.

Alexion’s named executive officers for 2010 were: Dr. Leonard Bell, M.D., Chief Executive Officer; Dr. Stephen P. Squinto, Ph.D., Executive Vice President, Head of Research and Development; Vikas Sinha, Senior Vice President and Chief Financial Officer; Patrice Coissac, Senior Vice President, President of Alexion Pharma International Sàrl; and David Hallal, Senior Vice President, Global Commercial Operations.

Summary

Each year, including for 2010, the Compensation Committee reviews and sets Alexion’s overall executive compensation strategy. The committee evaluates Alexion’s then current compensation programs and considers whether modifications are necessary or advisable due to changed conditions, company performance, best practices or otherwise. As part of the evaluation, the committee considers whether new programs or strategies should be introduced.

Based on its assessment, and in consideration of many of the factors described throughout this discussion, the Compensation Committee believes that its executive compensation program substantially achieved its objectives for 2010 and is well aligned with the compensation philosophies described below. The committee did not recommend any significant modifications to its executive compensation program for 2010.

In January 2010, the Compensation Committee approved 2010 base salaries, annual cash incentive targets and long-term equity-incentive awards. In approving and awarding these components of compensation, the committee determined that Alexion exceeded its 2009 corporate goals, had a strong performance in 2009, and that the committee should seek to achieve total compensation for each executive between the 50th and 75th percentile of the peer group.

In January 2011, the Compensation Committee approved annual cash incentive payments for 2010. In approving and awarding the 2010 annual cash incentive, the committee determined that Alexion exceeded its 2010 corporate goals, had a strong performance in 2010, and that the committee should seek to achieve total compensation for each executive between the 50th and 75th percentile of the peer group.

Executive Compensation Philosophy

The primary objective of Alexion’s executive compensation policy is to attract, retain and motivate the key executives necessary for Alexion’s short- and long-term success. Alexion seeks to tie short- and long-term cash and equity incentives to employee performance, including the achievement of measurable corporate and individual objectives, and to align executives’ incentives with stockholder value. The Compensation Committee seeks to implement its compensation programs in a way that ties a substantial portion of an executive’s overall compensation to Alexion’s performance and each element of an individual’s compensation is evaluated and determined in consideration of such person’s contribution and performance. No executive is guaranteed a cash or equity incentive award and such incentives are determined at levels that the committee believes drives performance.

The Compensation Committee approves compensation programs based on certain compensation philosophies, including the following

•

Pay for performance. Compensation programs should reward performance, typically demonstrated through the achievement of corporate and individual performance objectives. Company performance is a key consideration in determining employee compensation. In particular, the Compensation Committee believes that compensation for Alexion’s employees with the most senior leadership responsibilities, particularly Dr. Bell, Alexion’s CEO, should be most closely linked to corporate performance and stockholder value. We structure our programs to deliver greater rewards when corporate and individual performance exceeds expectations or performance objectives. If corporate or individual performance is short of expectations, or if objectives are not achieved, our compensation programs should deliver lower compensation.

•

Attract, retain and motivate. Compensation programs should be competitive to help Alexion attract, retain and motivate highly talented individuals with necessary skills and demonstrated abilities who will contribute to the success of Alexion by executing its short- and long-term strategic plan.

•

Competitive with peer group. Executive compensation should be considered in comparison with compensation paid by market peers to ensure that Alexion is competitive with the pay of other companies who compete with us for talent.

•

Balanced combination of compensation elements. Compensation programs should include the appropriate balance of cash and equity incentives to reward short-term and long-term performance. Each element of compensation should be used in a way that drives certain behavior, recognizing that different elements may be effectively used to drive different behavior. For example, our long-term equity-based incentive awards are used to align the interests of our executive officers more closely with stockholders through equity ownership while our annual cash incentives are used to motivate individuals to achieve short-term objectives.

•

Fair and consistent. The overall structure of Alexion’s compensation programs should be similar across its global organization, taking into account grade-level, geography and local considerations, and should drive reward opportunities for all employees based on responsibilities and performance.

Role of the Compensation Committee

Our executive compensation policy is set by the Compensation Committee and the committee approves the compensation of our named executive officers. The committee regularly reassesses and reviews our compensation policy and programs.

The Compensation Committee retains significant discretion in determining executive compensation. Decisions are not based on any rigid mathematical formula but rather multiple factors, including the individual’s total compensation compared to individuals in similar positions at a peer group of companies, Alexion’s performance, the committee’s assessment of the individual’s contribution to Alexion, and other individual accomplishments. The Compensation Committee also takes into account the individual’s contributions in resolving unanticipated matters, general economic conditions, and any other factors the committee deems relevant. Per its charter, the Compensation Committee may form subcommittees and delegate authority to any subcommittee or other administrator, as appropriate.

Role of Executives in 2010 Compensation Decisions

It is Alexion’s policy that no named executive officer participates or makes recommendations regarding his or her own compensation.

A small number of executives generally attend Compensation Committee meetings, including the Company’s CEO, CFO, Chief Legal Officer, and VP Human Resources. All independent directors who are not members of the committee are also invited to attend, and typically do attend, committee meetings. Executive sessions of the Compensation Committee are conducted without the presence of Alexion executives.

The CEO, with limited staff and management support, works with the Compensation Committee and our compensation consultant to determine total compensation recommendations for our named executive officers other than the CEO. In considering his recommendations for 2010 compensation, Dr. Bell placed significant weight on (i) Alexion’s performance, (ii) the individual’s performance, and (iii) the market data and peer group analysis prepared by the compensation consultant. His recommendations are submitted to the Compensation Committee for review, discussion, modification and approval.

The Compensation Committee is responsible for evaluating and determining CEO compensation and works directly with the compensation consultant, with limited support from Alexion staff and without input from the CEO. In determining 2010 compensation for Dr. Bell, the committee placed significant weight on (i) Alexion’s performance, (ii) Dr. Bell’s performance, which is closely aligned with Alexion’s performance, and (iii) the market data and peer group analysis prepared by the compensation consultant.

Role of the Compensation Consultant

In 2010, the Compensation Committee retained Meridian Compensation Partners LLC, or Meridian, as an external, independent executive compensation consultant. The Compensation Committee uses the analysis prepared by the consultant as part of its periodic review of Alexion’s executive and director compensation practices. The consultant reports directly to the committee, and the committee has the final authority to hire and terminate the consultant. The committee evaluates the consultant annually.

Our consultant attends meetings of the committee, as requested, and communicates with the committee chairman between meetings; however, the committee makes all decisions regarding the compensation of our executive officers. At no time during 2010 or at any other time did the committee direct Meridian to perform services in any particular manner or using any particular methodology.

Meridian does not provide any consulting advice to Alexion outside the scope of executive compensation. During 2010, Meridian performed the following specific services:

•	Provided a presentation on executive compensation trends and regulatory developments.

•	Performed a competitive evaluation of total compensation for executives.

•	Performed a competitive evaluation of outside director compensation.

•	Provided a competitive review of compensation program share dilution and run rate.

•	Provided recommendations on CEO total compensation to the committee.

•	Reviewed and commented on the CEO’s compensation recommendations for his direct reports.

•	Reviewed drafts and commented on the CD&A for the proxy statement and related compensation tables.

•	Provided input on program design and technical issues.

Components of Compensation—General

The components of executive compensation we pay include the following:

•	base salary;

•	annual cash incentives, or cash bonuses;

•	long-term equity-based incentives; and

•	special bonuses.

The Compensation Committee believes that each component of compensation should be used in a manner that drives certain conduct, recognizing that different components may be effectively used to drive different conduct. The committee believes that base salary should provide a secure, fixed amount of compensation to attract and retain highly talented individuals, while the second cash element of compensation, annual cash incentives, should be used as a tool to motivate executives to achieve short-term, annual success. Meanwhile, long-term equity-based incentives more closely align the interests of our executives with those of our stockholders. Special bonuses may be awarded from time to time to recognize one-time significant achievements.

When establishing incentive compensation opportunities, the committee evaluates the 50th and 75th percentiles of the peer group for similar positions to understand where these opportunities fall relative to the competitive market. In making compensation determinations, the Compensation Committee considers each component of compensation in relation to the total amount of compensation paid and whether the compensation package as a whole adequately compensates each executive for Alexion’s performance during the past year and each executive’s contribution to such performance.

The committee generally considered an executive’s 2010 total compensation to be appropriate if total compensation for such individual was at or near the median of the peer group, even if certain components were below or above such median. Generally, 2010 base salary and target annual cash incentive for each named executive was at or near the median at the time it was determined, while long-term equity awards were between the market median and the 75th percentile.

The Compensation Committee monitors the risks associated with our executive compensation programs and individual compensation decisions. We have concluded that risks associated with compensation policies and practices are within our ability to effectively monitor and manage and that the risks are not reasonably likely to have a material adverse effect on Alexion.

We discuss each component of our compensation program in more detail below, including the rationale for 2010 compensation decisions.

Peer Group Analysis

The Compensation Committee believes that executive compensation should be considered in comparison with compensation paid by market peers to ensure that Alexion is competitive with the pay of other companies who compete with us for talent. The Compensation Committee, together with its compensation consultant, reviews the peer group on an annual basis. The Compensation Committee approves the peer group based on its evaluation of financial and other metrics, including market capitalization, revenues, geographic and commercial capabilities, and business similarities. The committee generally compares the compensation of each named executive officer in relation to both the median and the 75th percentile of the peer group for similar positions. The committee also takes into account various factors such as our performance within the peer group, the unique characteristics of the individual’s position, and any succession and retention considerations. The Compensation Committee retains significant discretion in determining executive compensation and retains the flexibility to pay above or below the 50th percentile based upon individual and corporate performance and any other factors it deems relevant.

The committee performed two peer group analyses to assist in its 2010 decision making:

•	2009 Analysis: used to determine 2010 base salaries, targets for annual incentive awards, and long-term equity-based incentive awards.

•	2010 Analysis: used to determine 2010 annual incentive bonus payments and 2011 compensation.

2009 Peer Group Analysis

Meridian advised the committee in December of 2009 in its determination of base salaries and long-term equity-based incentive awards for 2010 as well as setting targets for annual cash incentive awards for 2010 for our executives, including the named executive officers. Meridian assisted the Compensation Committee by providing comparative market data for 2009 programs and practices based on an analysis of executive compensation at the peer group companies identified below.

The peer group used by the committee to assist in the determination of (a) 2010 base salaries, (b) 2010 targets for annual incentive awards, and (c) 2010 long-term equity-based incentive awards, included the following companies:

Abraxis BioScience, Inc.	Cubist Pharmaceuticals, Inc.	OSI Pharmaceuticals, Inc.

Amylin Pharmaceuticals, Inc.	Enzon Pharmaceuticals, Inc.	Regeneron Pharmaceuticals, Inc.

BioMarin Pharmaceuticals, Inc.	Genzyme Corporation	United Therapeutics Corporation

Celgene Corporation	Isis Pharmaceuticals, Inc.	ViroPharma Incorporated

Cephalon, Inc.	Medicis Pharmaceutical Corporation

The peer group was intended to be reflective of Alexion’s revenues (which was below the median of the peer group) and market capitalization (which was above the median of the peer group). Meridian collected its data from peer group proxy statements and from the 2009 Radford Global Life Sciences Survey. We believe that this group of companies provided us with appropriate compensation benchmarks because of comparable metrics and importantly, because these companies may compete with us for executives and other employees.

2010 Peer Group Analysis

At the end of 2010, the committee, together with Meridian, reviewed the peer group that had been selected in the beginning of the year and modified the group based on its evaluation of financial and other metrics, including market capitalization and revenue. Alexion’s market capitalization and revenues increased since the last review of the peer group. The updated peer group was determined to more accurately reflect the growth of Alexion’s revenues (which was below the median of the peer group) and market capitalization (which was above the median of the peer group). Meridian collected its data from peer group proxy statements and from the 2010 Radford Global Life Sciences Survey. As with the 2009 peer group analysis, we concluded that this group of companies provided us with appropriate compensation benchmarks because of comparable metrics and because these companies may compete with us for executives and other employees.

The peer group used by the committee to assist in the determination of 2010 annual incentive bonuses included the following companies:

Allergan, Inc.	Cephalon, Inc.	Medicis Pharmaceutical Corporation

Amgen, Inc.	Cubist Pharmaceuticals, Inc.	Regeneron Pharmaceuticals, Inc.

Amylin Pharmaceuticals, Inc.	Forest Laboratories, Inc.	United Therapeutics Corporation

Biogen Idec, Inc.	Genzyme Corporation	ViroPharma Incorporated

BioMarin Pharmaceuticals, Inc.	Gilead Sciences, Inc.

Celgene Corporation	Human Genome Sciences, Inc.

The decision regarding an executive’s annual cash incentive award for 2010 performance was made in January 2011 at the same time the committee determined 2011 base salaries, 2011 annual incentive targets, and 2011 long-term equity-based incentive awards.

2010 Compensation Components

As a baseline for awarding compensation and prior to making annual executive compensation decisions, the Compensation Committee evaluates Alexion’s performance for the prior year by assessing if, and the extent to which, Alexion achieved or failed to achieve the corporate goals approved by the Compensation Committee and the Board of Directors. To assist in the determination of (a) 2010 base salaries, (b) 2010 targets for annual incentive awards, and (c) 2010 long-term equity-based incentive awards, the committee evaluated Alexion’s performance in January of 2010 and determined that Alexion’s 2009 performance exceeded the approved corporate goals and did so during a period of international economic challenges. Specifically, Alexion obtained marketing approval of Soliris® (eculizumab) for the treatment of paroxysmal nocturnal hemoglobinuria, or PNH, in 3 countries and initiated the marketing authorization process in 5 additional countries; expanded the number of clinical studies for Soliris to 13 for 9 non-PNH indications; initiated a clinical study of our product candidate samalizumab for multiple myeloma; obtained regulatory approval of our manufacturing facility in Rhode Island by the EMA for the production of Soliris; and simultaneously limited operating expenses to less than budget and achieved a pre-tax profit for the full year. Further, Alexion’s net product sales of Soliris during 2009 was $387 million, an increase from 2008 of approximately 49%.

The committee also considered that Alexion’s one-year total shareholder return exceeded the 75th percentile of the peer group, and more importantly, both its two and three-year total shareholder return was higher than all other companies in the peer group, at the 100th percentile. The committee considered this achievement particularly important, and recognized the long-term value created by the performance of Alexion’s stock.

The Compensation Committee places significant emphasis on the annual benchmarking exercise and the comparative market data. The committee uses the market information to ensure that compensation for executives is at least competitive with the peer group. The information also provides a framework for the committee in evaluating and awarding compensation in circumstances of superior performance. Meridian provides peer group data for each Alexion executive by matching the Alexion executive with executives in the peer group with similar titles and similar job responsibilities. The committee also recognizes that differences exist between the duties of Alexion’s executives (other than the CEO) and those matched at the peer group of companies and continues to consider these when evaluating compensation. Specifically, with the departure of Alexion’s chief operating officer in 2008, and the geographic expansion of Alexion’s infrastructure and commercial operations, Alexion’s executive officers, including the named executive officers, assumed increased operational responsibilities.

In January 2010, the committee approved (a) 2010 base salaries, (b) 2010 annual cash incentive targets and (c) 2010 long-term equity-incentive awards. In approving and awarding these components of compensation, the committee determined that Alexion exceeded its corporate goals, had a strong performance in 2009, and that the committee should seek to achieve total compensation for each executive between the 50th and 75th percentile of the peer group.

Actual annual cash incentives for 2010 were approved in January 2011 and are discussed in more detail below.

Base Salary

Alexion seeks to maintain base salaries at approximately the 50th percentile of its peer group.

Base salary represents a secure, fixed component of an executive’s compensation. Alexion’s philosophy regarding base salaries continues to be conservative. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Base salaries take into account an annual review of marketplace competitiveness with the peer group. We believe that base salaries for our executives are competitive in the industry and that Alexion’s base salary levels have contributed to our ability to successfully attract and retain highly talented executives.

In determining 2010 base salary, the Compensation Committee relied on the market comparisons provided by its compensation consultant. As with each other component of compensation, an executive’s base salary is evaluated together with other components of the executive’s compensation in the aggregate to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

On an individual basis, 2010 annual increases in base salary reflect marketplace competitiveness levels, the industry’s annual competitive pay practices, an individual’s contributions to Alexion’s overall performance, and length of service. Utilizing the peer group data, 2009 base salary of all positions for which there was available and adequate data was evaluated and compared to Alexion’s base salaries during 2009. Dr. Bell’s 2009 base salary was determined to be at the 50th percentile among CEOs of the peer group. Overall, 2009 base salary for Alexion’s named executive officers was determined to be slightly below the 50th percentile among similar positions within the peer group.

In setting base salaries for 2010 and consistent with previous annual base salary evaluations, the Compensation Committee determined that base salaries for the named executive officers should be within an acceptable market median range (+/-10% of the median). In January 2010, the Compensation Committee approved increases of 7% for Dr. Bell, and 5%, 6%, 4% and 10%, for each of Dr. Squinto, and Messrs. Sinha, Coissac, and Hallal, respectively. The Compensation Committee recognized that 2009 Alexion base salaries for its executives were at or near the market median and approved conservative increases in consideration of the peer group data and to maintain salaries at approximately the median level.

Annual Incentives Bonuses

Alexion seeks to deliver target annual incentives at approximately the 50th percentile of the peer group.

Annual cash incentive bonuses are designed to reward annual achievements and to be commensurate with each executive officers’ scope of responsibilities, demonstrated leadership, management abilities and effectiveness in his role. Annual incentive bonuses are also intended to retain executives, to motivate executives to achieve short-term (annual) success, and to reward, in the short-term, significant contributions to the success of Alexion. While Alexion’s policy is to base a significant portion of its senior executives’ cash compensation on annual incentive bonuses, no senior executive of Alexion is guaranteed an annual incentive bonus. The Compensation Committee retains discretion to increase or decrease an executive’s bonus payment based on an executive’s individual performance during a given year.

As noted above, the Compensation Committee first approves each executive’s target (a percentage of base salary), and then determines the actual amount of the annual incentive bonus to be paid based on Alexion’s and the individual’s performance during the year, as well as other factors considered by the committee.

In January 2010, the Compensation Committee approved the annual cash incentive bonus targets for its executives, including the named executive officers. The committee believed that targets should be set in a manner consistent with Alexion’s compensation philosophy of paying for performance, and maintaining competitive compensation arrangements in order to retain and motivate highly talented individuals. The committee set targets at approximately the median of the peer group.

In January 2010, the committee established the following annual incentive bonus targets as a percentage of base salary for 2010: 100% for Dr. Bell, and 60% for each of Dr. Squinto, Mr. Sinha, Mr. Coissac and Mr. Hallal.

Actual annual cash incentive bonuses for 2010 were approved in January 2011 and paid in February 2011. Meridian advised the committee with respect to 2010 executive compensation matters, including payment of each executive’s 2010 annual incentive bonus.

The awards of annual incentive bonuses are not based on a rigid mathematical formula. Rather, the Compensation Committee retains significant discretion in determining incentive bonuses based on many factors, including the individual’s target, the committee’s assessment of Alexion’s performance and the individual’s contribution to Alexion, the individual’s total compensation compared to individuals in similar positions at the peer group of companies, and other individual accomplishments. The Compensation Committee also takes into account the individual’s contributions in resolving unanticipated matters, general economic conditions, and any other factors the Compensation Committee deems relevant.

One element of the Compensation Committee’s evaluation of performance is a review of the achievement of the pre-determined annual corporate goals. The goals are intended to focus management’s priorities in the operation of Alexion but are not intended to be the only element in the committee’s determination of incentive bonuses. Accordingly, the compensation of each executive officer is based in part on the objective assessment of the achievement of corporate goals and in part on the subjective assessment of factors the Compensation Committee considers at the end of each year with respect to the contribution of each executive to the business of Alexion.

At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance goals. Corporate goals are proposed by management, reviewed and approved by the committee and also approved by the Board of Directors. The committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance stockholder value. In January 2011, prior to approving 2010 incentive bonuses, the committee evaluated Alexion’s 2010 performance by assessing if, and the extent to which, Alexion achieved or failed to achieve the corporate goals approved by the committee and the Board of Directors for 2010. The committee conducted this exercise in January of 2011 and it was determined that Alexion’s 2010 performance exceeded the approved corporate goals.

	Corporate Goal	Relative Weight	2010 Achievement
(1)	Specific global revenue targets; specific targets for the number of patients treated with Soliris worldwide; targets for global expansion of commercial sales of Soliris in specific number of countries; initiate market authorization process in Japan plus a specific number of other countries.	50	120%

(2)	Finalize registration materials for aHUS submissions; initiate clinical studies for renal transplant; initiate clinical development in specific number of conditions with eculizumab; complete dosing for samalizumab trial in multiple myeloma; expand development portfolio with external opportunity.	20	120%

(3)	Register Rhode Island manufacturing facility with regulatory authorities in specified countries; develop and implement advanced stage process for samalizumab; complete successful production runs of Soliris at Rhode Island manufacturing facility.	10	100%

(4)	Implement consistent regional organization and governance across global businesses; expand global government affairs function and capabilities; complete organizational development in support of talent acquisition, retention and promotion.	10	120%

(5)	Limit operating expenses to a budgeted target and achieve a target pre-tax profit.	10	140%

Totals:		100	120%

In order to better focus Alexion’s priorities, corporate goals are typically set by the Compensation Committee at a level that is achievable only as a result of superior performance (i.e., stretch goals). The Compensation Committee takes this factor into account in determining annual incentive bonuses.

To optimize achievement of corporate goals, individual goals are set in support of annual corporate goals. Individual goals for 2010 overlapped with our corporate goals for 2010 and consisted of subgoals designed to achieve our corporate goals.

•	Dr. Bell’s individual goals were substantially similar to Alexion’s corporate goals and Dr. Bell’s performance for 2010 was evaluated against achievement of Alexion’s goals.

•

Dr. Squinto’s individual goals included the following: substantially progress study reports and prepare regulatory submission for aHUS indication; increase enrollment in global registry; initiate clinical development of Soliris in specified new indications and multiple additional indications; optimize global medical and operations management; obtain marketing approval of Soliris for the treatment of PNH in Japan and other countries; complete regulatory dossiers in multiple countries; ensure uninterrupted commercial supply chain; complete specified number of Soliris production batches at Rhode Island facility; obtain US and EMA regulatory approval of Rhode Island manufacturing facility for the production of Soliris; and initiate pilot plant production for various candidates. Dr. Squinto’s goals and responsibilities were designed to support the achievement of each of the corporate goals, (1), (2), (3), (4) and (5), above.

•

Mr. Sinha’s individual goals included the following: monitor and manage global revenues, cash balances and expenses against a pre-determined budget; create a process for legal entity planning and budgeting; evaluate and execute on business development opportunities; efficiently manage strategic planning process; review and recommend strategic risk mitigation strategies; optimize global financial and operations management; manage foreign currency and investment risk; manage IT system implementation for new entities and global disaster recovery; achieve specified revenue target in Japan and establish commercial and access pathways; obtain favorable price rulings for PNH; build corporate brand within and outside Alexion. Mr. Sinha’s goals and responsibilities were designed to support the achievement of (1), (4) and (5) above.

•

Mr. Coissac’s individual goals included the following: achieve revenue targets for sales of Soliris in Europe, the Middle East and Africa; complete favorable reimbursement rulings in various countries; complete evaluation of commercial and distribution strategies in various territories; lead strategic evaluations for new indications in Europe, the Middle East and Africa; create additional operational teams to support new entities and commercial markets; support and optimize global support and operations management; perform periodic leadership team meetings and identify necessary organization structure; and manage expenses within a pre-determined budget. Mr. Coissac’s goals and responsibilities were designed to support the achievement of (1), (4) and (5) above.

•

Mr. Hallal’s individual goals included the following: achieve revenue targets for sales of Soliris in North and South America; develop and support initiatives and strategies for patient identification, patient access and pricing; develop and optimize global marketing and operations team; develop and support global marketing initiatives for therapeutic areas; complete global commercial assessments; establish leadership development opportunities and support within global organization; and manage expenses within a pre-determined budget. Mr. Hallal’s goals and responsibilities were designed to support the achievement of (1), (4) and (5) above.

Prior to the January 2011 committee meeting, Dr. Bell reviewed in detail the performance of each named executive officer, excluding himself, and considered such individual’s contributions to Alexion’s success in 2010.

Dr. Bell’s recommendations were primarily driven by Alexion’s strong performance during 2010. Alexion exceeded 2010 objectives and each executive made important contributions to Alexion’s 2010 success. Specifically, Dr. Bell recognized the receipt of marketing approval of Soliris for the treatment of PNH in Japan and the commercial achievements in the United States, Europe and Japan.

In making his recommendations, Dr. Bell worked closely with members of the Compensation Committee, relied on data provided by the compensation consultant, and received limited support from staff and other members of management.

The Compensation Committee discussed Dr. Bell’s recommendations for the named executive officers and determined that annual cash incentive decisions for the named executive officers, including Dr. Bell, should be determined based primarily in consideration of the committee’s and Board’s assessment of Alexion’s 2010 performance and recognition of Alexion’s achievements in 2010.

During discussions regarding the 2010 annual incentive bonus for Alexion’s executives, the committee subjectively considered and noted the following factors in assessing Alexion’s 2010 performance:

Achievement of Alexion’s 2010 corporate objectives. The Compensation Committee determined that Alexion exceeded its corporate objective targets for 2010.

Increase in stockholder value. The committee reviewed Alexion’s one, three and five year total annualized shareholder return against the peer group and recognized that Alexion’s one and three year stockholder return was higher than all but three of the companies in Alexion’s peer group and its five year stockholder return was significantly higher than all companies in the peer group, which demonstrates Alexion’s success in returning long-term stockholder value. The committee considered this metric particularly important in making final decisions for annual cash incentive awards.

Strong financial results. Alexion exceeded revenue and expense targets and achieved profitability for the year.

Significant commercial success. The commercial success of Soliris in the United States, Europe and Japan was driven by the strong leadership of Messrs. Coissac, Hallal and Sinha and effective execution of Alexion’s commercial strategy.

Obtaining marketing approval in Japan. Alexion obtained marketing approval of Soliris for the treatment of PNH in Japan. Japan represents an important commercial market for Soliris and the contributions of the named executive officers, particularly Dr. Squinto and Mr. Sinha, in resolving regulatory and reimbursement challenges should be recognized.

A greater portion of an executive’s compensation should be through incentive vehicles to drive performance, including annual cash incentive awards. Short-term incentives drive performance for executives and support Alexion’s overall achievement of annual corporate objectives.

As noted above, in January 2010, the committee established the following annual incentive bonus targets for 2010: 100% for Dr. Bell, and 60% for Dr. Squinto, Mr. Sinha, Mr. Coissac and Mr. Hallal. Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Coissac and Mr. Hallal received annual incentive bonuses in February 2011 with respect to 2010 performance of $1,200,000, $320,000, $300,000, $374,752, and $430,000, respectively, representing 150%, 74%, 68%, 81% and 108% of the base salary approved in January 2010, respectively.

The Compensation Committee determined that annual incentive bonuses paid for 2010, which exceeded targets, were fair, reasonable and appropriate based on the factors described above. Dr. Bell’s annual incentive award was significantly above target based on exceptional performance. The committee believed the award, above the 50th percentile of the peer group, was appropriate in consideration of Alexion’s financial performance, total shareholder return, and Dr. Bell’s contribution to the fulfillment of key strategic expectations and initiatives. The annual incentive awards for the other named executive officers reflected superior performance and results during a period of international economic difficulty. The actual annual incentive award paid to each of Dr. Bell, Dr. Squinto and Mr. Sinha were above the 50th percentile and the incentive awards paid to Messrs. Hallal and Coissac were above the 75th percentile.

Special Bonus

In April 2010, Alexion obtained marketing approval of Soliris for the treatment of patients in Japan with PNH. Alexion employees across several functional areas in multiple countries contributed to the submission and approval. The Japanese marketing approval, and the efficiency and speed in which the approval was obtained, was a significant achievement for Alexion in 2010. The efforts of several Alexion employees, including Dr. Squinto, were recognized through payment of a one-time cash bonus. The bonus was paid in the second quarter of 2010 and is included in the Summary Compensation Table under the column “Bonus.”

Long-Term Incentive Awards

Alexion seeks to deliver target long-term incentives at approximately the 75th percentile of the peer group.

The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives and key employees who have significant responsibility for the management, growth and future success of Alexion with an opportunity to receive equity in Alexion and thereby align their interests with the interests of Alexion’s stockholders.

Alexion uses three types of equity awards: stock options, restricted stock and restricted stock units. Stock options give employees a right to purchase shares of Alexion’s common stock at a specified price in the future and restricted stock and restricted stock units entitle them to receive shares of Alexion’s common stock after predetermined periods of service to Alexion. Prior to July 2010, restricted stock units had been awarded only to employees outside the U.S. but Alexion now utilizes restricted units as the vehicle for all full value awards and expects to continue this practice in the future.

The committee also reviews and approves equity incentive grant guidelines for all positions and levels throughout the global organization other than executives. The guidelines are established to ensure that Alexion’s grant practices are competitive in the marketplace. We review market data by position and level and by geographic region and we establish guidelines that we believe enable us to attract, retain and motivate employees. Alexion assesses its grant practices on an annual basis and seeks to balance its objective of incentivizing long-term superior performance with maintaining an appropriate plan burn rate. Although Alexion’s employee headcount and market capitalization increased significantly in both 2009 and 2010, Alexion reduced its burn rate for both years. Alexion expects to continue to manage its burn rate at appropriate levels through the adoption of conservative grant guidelines and practices.

The grant of options and stock awards to executives is based primarily on an individual’s contribution and potential contribution to Alexion’s growth and financial results. In determining the size of option and stock grants, the Compensation Committee considers the number of options, shares of restricted stock and restricted stock units previously granted and currently outstanding, the cost to Alexion of previously granted and proposed awards, the value of such proposed awards to the recipients, the individual’s level of responsibility within Alexion, and the peer group data. As is the case when the amount of base salary and annual cash incentive is determined, when granting options and stock awards, a review of all of the executive’s compensation is conducted to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Options are granted with an exercise price equal to the fair market value of Alexion’s common stock on the date of grant and, accordingly, will only have value if Alexion’s stock price increases. Generally, grants of options and restricted stock awards vest over four years and the individual must be employed by Alexion as an employee, director or consultant for such options and restricted stock to vest. The Compensation Committee believes that conditioning these awards on employment also serves as a valuable retention tool.

In January 2010, the compensation consultant advised that the expected value of long-term incentive awards for all Alexion executives as a group, including the named executive officers, in 2009 was found to be at approximately the 75th percentile of the peer group. The committee believes that long-term equity-based incentive awards are a critical element of compensation. However, like a short-term cash incentive award (or cash bonus), a long-term equity incentive award is a variable component of each employee’s compensation and no individual, including any executive officer, is guaranteed to receive an award or a certain value. In determining 2010 grant levels, the committee recognized the importance of maintaining this alignment and also considered Alexion’s performance. The committee believed that it was appropriate to set 2010 grant levels, similar to 2009, at approximately the 75th percentile.

Long-term incentive awards were granted to executives (and other employees) in January of 2010. The Compensation Committee approved long-term equity incentive awards to Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Coissac and Mr. Hallal in the amounts set forth in the table under the heading “Grants of Plan-Based Awards.”

Termination Based Compensation

Upon termination of employment, including in connection with a change of control, our executive officers may be entitled to receive severance payments under their employment agreements. In determining whether to approve and in setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, particularly a company’s most senior executives, often face challenges securing new employment following termination. In addition, the Compensation Committee believes that non-financial severance terms serve the important function of identifying the continuing obligations of Alexion and our named executives, including obtaining protection against competition and solicitation. Severance provisions related to a change of control also assist in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending, and in providing the executives a sense of security and trust that they will be treated fairly during such transactions. For details on the severance payments our executives are entitled to, please refer to the section entitled “Potential Payments Upon Termination or Change of Control” in this proxy statement.

Personal Benefits

Except for Mr. Coissac, President of Alexion Pharma International Sàrl, we do not provide our executive officers with perquisites, such as permanent lodging, cars or defraying the cost of personal entertainment or family travel. Mr. Coissac relocated from Paris, France to Lausanne, Switzerland in 2009 and receives certain ongoing personal benefits during his service in Switzerland, including a car allowance, which Mr. Coissac also received while resident in Paris, housing allowance, one annual return journey to Paris for Mr. Coissac and his spouse, emergency travel if approved by Alexion, and the costs of relocation to Paris. The amounts paid to Mr. Coissac in 2010 for such benefits are reflected in the Summary Compensation Table.

Section 162(m) Policy

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year. However, Section 162(m) provides an exception for certain qualifying “performance-based” compensation and we have structured our stock option grants in a manner that is intended to qualify them as “performance-based” compensation under Section 162(m). Although the Compensation Committee considers the net cost to Alexion in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), we have in the past and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers or when we otherwise view such compensation as consistent with our compensation policies.

Other Compensation Matters

The Compensation Committee regularly reviews, assesses and discusses Alexion’s compensation programs to determine whether its practices and policies achieve Alexion’s compensation objectives and are consistent with the Company’s compensation philosophies. The committee recognizes that compensation programs are not static, and should evolve over time due to many considerations and factors, including Alexion’s performance and growth, stockholder sentiment and feedback, compensation and corporate governance “best practices”, risk mitigation strategies, and regulatory developments. The committee believes that Alexion’s current compensation practices have contributed to Alexion’s strong performance during the last several years, including during 2010, and have facilitated significant stockholder value creation.

In July 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which includes significant changes to the U.S. financial and banking systems. The Act also includes several provisions applicable to all U.S. public companies regarding corporate governance and compensation matters, including requirements that U.S public companies adopt incentive recoupment or “clawback” policies and disclose whether they have adopted anti-hedging policies applicable to their own securities. Many of these requirements are awaiting the adoption of rules and guidance from the U.S. Securities and Exchange Commission and therefore are not yet effective. In its assessment of Alexion’s compensation programs, the committee considered whether to adopt clawback and anti-hedging policies in advance of SEC guidance. After discussion and evaluation, the committee concluded that it was best to adopt such policies after having an opportunity to consider SEC guidance. In making its determination to delay adoption, however, the committee weighed the immediate benefits of adopting policies at a time when the committee had confidence in Alexion’s compensation programs and performance, with the undesirable effect of experiencing unintended consequences from policies adopted without the benefit of mandatory SEC guidance.

Conclusion

Compensation decisions for 2010 were primarily driven by the committee’s and Board’s recognition of the Company’s strong performance, and a determination to compensate its executives in a manner that rewarded such success. Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Alvin S. Parven, Chairman

William R. Keller

Joseph A. Madri, M.D., Ph.D.

Ann M. Veneman, J.D.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid or accrued during the year ended December 31, 2010 to (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	All Other Compensation(4)	Total
Leonard Bell, M.D.	12/31/2010	$800,000	$1,200,000	$—	$1,007,600	$4,512,456	$9,800	$7,529,856
Chief Executive Officer and Treasurer	12/31/2009	$775,000	$1,100,000	$—	$754,950	$2,909,363	$9,800	$5,549,113
	12/31/2008	$622,752	$750,000	$—	$705,900	$3,898,423	$9,200	$5,986,275

Stephen P. Squinto, Ph.D.	12/31/2010	435,000	320,000	150,000	412,200	1,184,520	9,800	2,511,520
Executive Vice President	12/31/2009	428,962	320,000	—	287,600	941,265	9,800	1,987,627
and Head of Research and	12/31/2008	335,240	240,000	—	211,770	1,146,595	9,200	1,942,805
Development

Vikas Sinha, M.B.A., C.A.	12/31/2010	440,000	300,000	—	366,400	1,128,114	9,800	2,244,314
Senior Vice President and Chief Financial Officer	12/31/2009	428,971	340,000	—	287,600	941,265	9,800	2,007,636
	12/31/2008	349,370	242,000	—	317,655	1,375,914	9,200	2,294,139

Patrice Coissac(5)	12/31/2010	464,967	374,752	—	274,800	940,095	579,759	2,634,373
Senior Vice President and	12/31/2009	477,699	273,777	—	215,700	770,126	268,189	2,005,491
President of Alexion Pharma International Sarl	12/31/2008	367,345	175,074	—	141,180	1,031,936	30,030	1,745,565

David Hallal	12/31/2010	400,000	430,000	—	274,800	940,095	9,800	2,054,695
Senior Vice President, Global Commercial Operations	12/31/2009	376,721	290,000	—	251,650	821,467	9,800	1,749,638
	12/31/2008	289,428	216,000	—	211,770	807,450	9,200	1,533,848

(1)	This column represents the annual incentive bonus earned by the named executive officer for services performed in 2008, 2009 and 2010. The annual incentive bonus was paid in February of the next calendar year (i.e., the 2010 annual incentive bonus was paid in February 2011).
(2)	This column represents the special bonus award earned by Dr. Squinto in connection with the approval of Soliris for the treatment of patients in Japan with PNH.
(3)	This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. See Note 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for details as to the assumptions used to determine the fair value of the awards.
(4)	For each named executive other than Mr. Coissac, represents Alexion’s matching contribution pursuant to its 401(k) defined contribution plan. For Mr. Coissac, in 2010 such amounts include the following: $38,685 car allowance; $6,080 relocation expenses in connection with his relocation from Paris, France to Lausanne, Switzerland in 2009; $121,213 housing allowance for Swiss residency; $26,678 cost of living adjustment; $262,721 tax gross-up paid in 2010; $92,136 in French social contributions; and $32,246 for health insurance premiums. For Mr. Coissac, 2009 amount represents the same items and 2008 amount represents Mr. Coissac’s car allowance.
(5)	Mr. Coissac’s figures were converted to U.S dollars using the conversion rates of 0.74716 for euros and 1.07458 for Swiss francs, which are the applicable conversion rates on December 31, 2010.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2010 held by the executive officers named in the Summary Compensation Table.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(2)	Exercise or Base Price of Stock Awards ($/Sh)
		Target ($)
Leonard Bell, M.D.	1/28/2010	$800,000	22,000	240,000	$5,520,056	$45.80
Stephen P. Squinto, Ph.D.	1/28/2010	$261,000	9,000	63,000	$1,596,720	$45.80
Vikas Sinha, M.B.A., C.A.	1/28/2010	$264,000	8,000	60,000	$1,494,514	$45.80
Patrice Coissac	1/28/2010	$232,293	6,000	50,000	$1,214,895	$45.80
David Hallal	1/28/2010	$240,000	6,000	50,000	$1,214,895	$45.80

(1)	This column represents the target annual incentive bonus approved by the Compensation Committee for each named executive officer in January 2010 multiplied by such individual’s base salary approved at the same time. See “Annual Incentive Bonuses” in the Compensation Discussion and Analysis. Actual amounts paid to executive officers are included in the “Non-Equity Incentive Plan Compensation” column under the “Summary Compensation Table” above.
(2)	This column represents the grant date fair value of stock option awards and stock awards granted in 2010 calculated in accordance with FASB ASC Topic 718. See Note 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for details as to the assumptions used to determine the fair value of the awards.

Fiscal Year 2010 Equity Awards

All of the stock option, restricted stock awards and restricted stock units disclosed in the Grants of Plan-Based Awards table were issued under our Amended and Restated 2004 Incentive Plan, or 2004 Incentive Plan. All options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors in accordance with the terms of the 2004 Incentive Plan. Subject to the terms of our 2004 Incentive Plan and the option agreements issued in connection with these grants, all options granted in 2010, including those granted to Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Coissac and Mr. Hallal vest in sixteen quarterly installments over four years. Restricted stock awards granted on January 28, 2010 to the named executive officers other than Mr. Coissac vest over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter. Mr. Coissac’s restricted stock unit award vests 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date. The 2004 Incentive Plan requires that all full value awards (restricted stock awards and restricted stock units) not subject to performance conditions have a minimum vesting period of no less than three years, excluding up to 5% of the shares authorized under the plan and any shares awarded to independent directors having a minimum vesting period of one year. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of Alexion, including the right to vote the shares and to receive dividends, unless otherwise determined by the committee.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2010, the last day of our fiscal year, to each of the executive officers named in the Summary Compensation Table.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Leonard Bell, M.D.	03/15/02	49,710	—		$12.07	03/15/12	—		$—
	03/04/03	40,000	—		$5.37	03/04/13	—		—
	09/23/03	40,000	—		$8.84	09/23/13	—		—
	02/24/04	34,000	—		$11.65	02/24/14	—		—
	09/08/04	40,000	—		$8.05	09/08/14	—		—
	03/09/05	45,000	—		$10.19	03/09/15	—		—
	09/21/05	45,000	—		$13.79	09/21/15	—		—
	01/09/06	49,000	—		$10.36	01/09/16	—		—
	06/07/06	49,000	—		$16.35	06/07/16	—		—
	01/15/07	79,686	5,314	(2)	$20.58	01/15/17	3,000	(3)	241,650
	07/11/07	69,062	15,938	(2)	$23.83	07/11/17	—		—
	01/09/08	116,874	53,126	(2)	$35.30	01/09/18	7,500	(3)	604,125
	01/26/09	74,375	95,625	(2)	$35.95	01/26/19	21,000	(3)	1,691,550
	01/28/10	45,000	195,000	(2)	$45.80	01/28/20	22,000	(3)	1,772,100

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen P. Squinto, Ph.D.	01/09/06	10,000	—		$10.36	01/09/16	—		$—
	06/07/06	24,000	—		$16.35	06/07/16	—		—
	01/15/07	27,186	1,814	(2)	$20.58	01/15/17	1,000	(3)	80,550
	07/11/07	23,562	5,438	(2)	$23.83	07/11/17	—		—
	01/09/08	34,374	15,626	(2)	$35.30	01/09/18	2,250	(3)	181,238
	01/26/09	24,062	30,938	(2)	$35.95	01/26/19	8,000	(3)	644,400
	01/28/10	11,812	51,188	(2)	$45.80	1/28/2020	9,000	(3)	724,950

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Vikas Sinha, M.B.A., C.A.	09/21/05	40,000	—		$13.79	09/21/15	—		$—
	01/09/06	20,000	—		$10.36	01/09/16	—		—
	01/15/07	33,750	2,250	(2)	$20.58	01/15/17	1,250	(3)	100,688
	07/11/07	29,250	6,750	(2)	$23.83	07/11/17	—		—
	01/09/08	41,250	18,750	(2)	$35.30	01/09/18	3,375	(3)	271,856
	01/26/09	24,062	30,938	(2)	$35.95	01/26/19	8,000	(3)	644,400
	01/28/10	11,250	48,750	(2)	$45.80	01/28/20	8,000	(3)	644,400

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Patrice Coissac	11/07/05	36,100	—		$14.08	05/07/15	—		$—
	01/09/06	16,000	—		$10.36	07/09/15	—		—
	06/07/06	20,000	—		$16.35	12/07/15	—		—
	01/15/07	23,436	1,564	(2)	$20.58	07/15/16	750	(4)	60,413
	07/11/07	16,250	3,750	(2)	$23.83	01/11/17	—		—
	01/09/08	30,936	14,064	(2)	$35.30	07/09/17	1,500	(4)	120,825
	01/26/09	19,687	25,313	(2)	$35.95	07/26/18	6,000	(4)	483,300
	01/28/10	9,375	40,625	(2)	$45.80	01/28/20	6,000	(4)	483,300

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David Hallal	06/19/06	17,012	—		$16.32	06/19/16	—		$—
	01/15/07	23,436	1,564	(2)	$20.58	01/15/17	750	(3)	60,413
	07/11/07	32,500	7,500	(2)	$23.83	07/11/17	—		—
	01/09/08	41,250	18,750	(2)	$35.30	01/09/18	2,250	(3)	181,238
	01/26/09	21,000	27,000	(2)	$35.95	01/26/19	7,000	(3)	563,850
	01/28/10	9,375	40,625	(2)	$45.80	01/28/20	6,000	(3)	483,300

(1)	The market value of the stock awards is determined by multiplying the number of shares times $80.55, which represents the closing price of the Company’s common stock per share quoted on The NASDAQ Stock Market, LLC on December 31, 2010.
(2)	These options vest in 16 quarterly installments over four years commencing on the date of grant. The options expire ten years from date of grant. The vested portion of this option grant is shown in the column directly to the left which shows the portion of the option which is currently exercisable.
(3)	These awards of restricted stock vest over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter.
(4)	These awards of restricted stock units vest over a four year period, with 50% vesting on the second anniversary of the grant date and 50% vesting on the fourth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2010

The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2010, for each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leonard Bell, M.D.	190,000	$9,657,742	21,313	$1,040,918
Stephen P. Squinto, Ph.D.	38,416	$1,741,470	6,750	$329,638
Vikas Sinha, M.B.A., C.A.	134,000	$6,455,134	9,125	$445,789
Patrice Coissac	3,900	$207,109	4,750	$231,985
David Hallal	51,116	$2,788,675	7,750	$392,970

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of the exercise.
(2)	Amounts reflect the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date.

Pension Benefits

We do not have any qualified or non-qualified defined benefits plans that apply to our named executive officers.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans that apply to our named executive officers.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or a change of control. See “—Employment Agreements” below for a description of the severance and change in control arrangements for Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Coissac and Mr. Hallal. All five executive officers would only be eligible to receive severance payments if each officer signed a general release of claims. The following tables summarize the potential payments to each named executive officer assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2010 and, in calculating the amounts due to the executive in connection with such event, use the closing price of a share of our common stock, $80.55, on such date. However, the executive’s employment was not terminated on December 31, 2010 under such agreement and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

For purposes of the following tables, involuntary termination means a termination without cause, constructive termination, or good reason termination, or non-renewal, as those terms are defined below.

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Leonard Bell, M.D.
• Death	$197,260	(3)	$18,977,478	$41,817	(4)	$—	$19,216,555
• Disability	$—	(5)	$18,977,478	$33,686	(6)	$—	$19,011,164
• Change in Control	$—		$18,977,478	$—		$—	$18,977,478
• Involuntary termination	$3,450,000	(7)	$18,977,478	$31,540	(8)	$—	$22,459,018
• Involuntary termination after a change in control	$5,175,000	(9)	$18,977,478	$47,310	(10)	$5,996,770	$30,196,558

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Stephen P. Squinto, Ph.D.
• Death	$107,260	(3)	$5,914,148	$44,637	(4)	$—	$6,066,045
• Disability	$—	(5)	$5,914,148	$35,958	(6)	$—	$5,950,106
• Change in Control	$—		$5,914,148	$—		$—	$5,914,148
• Involuntary termination	$715,000	(11)	$5,914,148	$24,157	(12)	$—	$6,653,305
• Involuntary termination after a change in control	$1,430,000	(13)	$5,914,148	$33,434	(14)	$—	$7,377,582

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Vikas Sinha, M.B.A., C.A.
• Death	$108,493	(3)	$6,101,576	$40,596	(4)	$—	$6,250,665
• Disability	$—	(5)	$6,101,576	$32,702	(6)	$—	$6,134,278
• Change in Control	$—		$6,101,576	$—		$—	$6,101,576
• Involuntary termination	$548,250	(15)	$6,101,576	$21,676	(16)	$—	$6,671,502
• Involuntary termination after a change in control	$1,096,500	(17)	$6,101,576	$23,054	(18)	$—	$7,221,130

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(20)	Health and Welfare(21)		Non-Competition Payment(22)	Total Termination Benefits
Patrice Coissac(19)
• Death	$—	(23)	$—	$—		$—	$—
• Disability	$—	(23)	$—	$—		$—	$—
• Change in Control	$—		$—	$—		$—	$—
• Involuntary termination	$714,393	(24)	$—	$—		$227,500	$941,893
• Involuntary termination after a change in control	$1,059,089	(25)	$—	$—		$341,249	$1,400,338

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
David Hallal
• Death	$98,630	(3)	$5,272,349	$40,596	(4)	$—	$5,411,575
• Disability	$—	(5)	$5,272,349	$32,702	(6)	$—	$5,305,051
• Change in Control	$—		$5,272,349	$—		$—	$5,272,349
• Involuntary termination	$510,000	(15)	$5,272,349	$21,676	(16)	$—	$5,804,025
• Involuntary termination after a change in control	$1,020,000	(17)	$5,272,349	$23,054	(18)	$1,088,731	$7,404,134

(1)	Represents the value associated with cashing out all stock options and shares of restricted stock that accelerate as a result of the event described in the table, based on a stock price of $80.55, which was the closing price of Alexion’s common stock on December 31, 2010. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $80.55 and the exercise price related to such award (if any).
(2)	Based on the assumptions described above, and assuming that (a) all outstanding awards are cashed out in connection with the applicable event and valued based on a price per share equal to $80.55, (b) equity awards granted within one year of the change in control transaction were presumed to be in contemplation of the transaction and (c) none of the parachute payments are exempt under a special rule for reasonable compensation, Leonard Bell and David Hallal would have been entitled to an excise tax gross-up under their employment agreements in the amounts and to the extent shown in the columns above. If the calculations had instead been performed assuming that equity awards made within one year of the change of control transaction were not made presumed to be in contemplation of the transaction (which they, in fact, were not), neither executive would have been entitled to an excise tax gross-up.
(3)	Represents 90 days of base salary as in effect on December 31, 2010. The executive is also entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2010 bonus had been earned by the executive on December 31, 2010, without regard to his employment termination.
(4)	Represents the cost of the Company’s continuation of COBRA premiums for 36 months.
(5)	The executive is entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2010 bonus had been earned by the executive on December 31, 2010, without regard to his employment termination.
(6)	Represents the cost of the Company’s continuation of COBRA premiums for 29 months.
(7)	Represents two times the sum of (i) annual base salary in effect on December 31, 2010 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2008 and 2009 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2010.
(8)	Represents the value of continued health and welfare benefits for two years, based on the premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2010.
(9)	Represents three times the sum of (i) annual base salary in effect on December 31, 2010 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2008 and 2009 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2010.
(10)	Represents the value of continued health and welfare benefits for three years, based on the premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2010.
(11)	Represents the sum of (i) annual base salary in effect on December 31, 2010 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2008 and 2009 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2010.
(12)	Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and other welfare benefits for one year, based on the premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2010.
(13)	Represents two times the sum of (i) annual base salary in effect on December 31, 2010 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2008 and 2009 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2010.
(14)	Represents the value of continued health and welfare benefits for two years, based on the premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2010.
(15)	Represents 0.75 times the sum of (i) annual base salary in effect on December 31, 2010 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2008 and 2009 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2010.

(16)	Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and other welfare benefits for nine months, based on the premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2010.
(17)	Represents 1.5 times the sum of (i) annual base salary in effect on December 31, 2010 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2008 and 2009 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2010.
(18)	Represents the value of continued health and welfare benefits for 18 months, based on the premiums paid by the company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2010.
(19)	Mr. Coissac’s employment agreement does not entitle him to a so-called golden parachute excise tax gross-up. Amounts denominated in Euros and payable to Mr. Coissac were converted to U.S. dollars using an exchange rate of 1 U.S. dollar to 1.3373 Euros, which was the exchange rate in effect on December 31, 2010.
(20)	Mr. Coissac’s outstanding equity awards do not accelerate upon a termination of employment or change of control.
(21)	Mr. Coissac’s severance agreement does not provide for health and welfare benefits, but does acknowledge his entitlement to benefits under the collective bargaining agreement applicable to him and statutory unemployment insurance benefits. These benefits are paid by the French government and not by the Company.
(22)	Assumes that the Company will pay Mr. Coissac a payment in respect of his agreeing not to compete with the Company for a period of one year following employment termination. The amount of the non-competition payment will depend on the type of termination. At the Company’s election, it may release Mr. Coissac from the non-competition obligation in the event of a voluntary termination of employment or a termination for cause, in which case no payment would be due to him.
(23)	Mr. Coissac’s employment agreement does not entitle him any specific benefits on death or disability beyond the coverage provided by the French government pursuant to the collective bargaining agreement applicable to him and the statutory unemployment insurance benefits.
(24)	Represents 12 months of annual base salary, Mr. Coissac’s foreign service premium accrued during the previous year and the amount of his average bonus over the past two years. In addition, Mr. Coissac is also entitled to benefits under the collective bargaining agreement applicable to him and statutory unemployment insurance benefits and French insurance policy. These benefits are paid by the French government and not by the Company. Pursuant to Mr. Coissac’s Expatriation Addendum, he is also entitled to the costs of repatriation to France upon termination (estimated for purposes of this table to be $25,000).
(25)	Represents 1.5 times the payment due for involuntary termination (as described in footnote (24) above).

Under the employment agreements with each of the named executive officers other than Mr. Coissac, cause means (1) such executive’s indictment for, or conviction of, a felony or other crime involving moral turpitude, or any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (2) such executive’s willful and continual neglect or failure to discharge duties (including fiduciary duties), responsibilities and obligations with respect to the Company; provided such neglect or failure remains uncured for a period of 30 days after written notice to the employee; provided that isolated and insubstantial neglect or failures shall not constitute cause; (3) the executive’s violation of any of the non-competition provisions of the executive’s employment agreement or the executive’s breach of any confidentiality provisions contained in the executive’s non-competition and confidentiality agreement, or (4) any act of fraud or embezzlement by the executive involving the Company or any of its affiliates. With respect to Dr. Bell, all determinations of cause shall be made by the Board of Directors, and shall require at least a two-thirds vote of the entire Board of Directors, excluding the participation of Dr. Bell.

Under the employment agreements with each of the named executive officers other than Mr. Coissac, constructive termination is defined as a termination by executive in the event of: (1) a material breach of the terms of their respective agreements by Alexion and such breach continues uncured for 30 days after written notice or 10 days if such breach is for the payment of money; (2) loss of any material duties or authority of the executive, and such loss continues for 30 days after written notice; (3) a relocation of the executive’s place of employment to a location beyond a 25-mile radius of such place of employment; (4) Alexion makes a general assignment for benefit of creditors; or any proceeding shall be instituted by Alexion seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, or reorganization; an involuntary petition is filed or an action or proceeding otherwise commenced against Alexion seeking reorganization, arrangement or readjustment of Alexion’s debts and remains undismissed or unstayed for a period of 30 days; a receiver, assignee, liquidator, trustee or similar officer for Alexion or for all or any part of its property shall be appointed involuntarily; or (5) a material breach by Alexion of any other material agreement with the executive and such breach continues uncured for 30 days after written notice or ten days if such breach is for the payment of money. In addition, for purposes of Dr. Bell’s employment agreement constructive termination shall also exist if a breach is uncured for 30 days following a written notice that (1) the executive is not continuously nominated to the Board of Directors and Chief Executive Officer of Alexion during the term of the employment agreement; (2) the Chief Executive Officer is not the highest ranking officer of Alexion with the power to appoint and remove all other employees of Alexion; or (3) any senior executive officer is retained by Alexion, or an offer is made to pay compensation to any senior executive of Alexion, that in either case is unacceptable to Dr. Bell, in his reasonable judgment.

Under the employment agreements with each of the named executive officers other than Mr. Coissac, non-renewal means the Company’s decision, at the end of the term of a particular executive’s employment agreements, not to continue to employ the executive at least on terms substantially similar to those described in the executive’s employment agreement.

Under the employment agreements with each of the named executive officers other than Mr. Coissac, good reason is defined as a termination by the executive upon a 90 days’ written notice of the employment agreement, unless cured within 30 days, upon occurrence of the following events: (1) any material adverse change in the executive’s authority, duties, titles or offices (including reporting responsibility), or any significant increase in the executive’s business travel obligations, from those existing immediately prior to the change in control or other material breach by Alexion; (2) a relocation of the executive’s place of employment to a location beyond a 25-mile radius of such place of employment; (3) a material diminution of the executive’s compensation and benefits; (4) any failure by Alexion to continue in effect any compensation plan in which the executive participated immediately prior to change in control and which is material to the executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or any failure by Alexion to continue the executive’s participation therein (or in such substitute or alternative plan) on a basis no less favorable to the executive, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, as existed immediately prior to such change in control; (5) any failure by Alexion to continue to provide the executive with benefits substantially similar, taken as a whole, to those enjoyed by the executive under any of Alexion’s retirement, life insurance, medical, health and accident, or disability plans, programs or arrangements in which the executive was participating immediately prior to such change in control, the taking of any action by Alexion which would directly or indirectly materially reduce any of such benefits or deprive the executive of any perquisite enjoyed by the executive at the time of such change in control, or the failure by the Company to maintain a vacation policy with respect to the executive that is at least as favorable as the vacation policy (whether formal or informal) in place with respect to the executive immediately prior to change in control; or (6) the failure of Alexion to obtain the assumption in writing of its obligation to perform under the employment agreement by any successor to all or substantially all of the assets of Alexion upon a merger, consolidation, sale or similar transaction.

Under the employment agreements with each of the named executive officers other than Mr. Coissac, change in control is defined as the occurrence of any of the following events: (1) any third party becomes the beneficial owner, directly or indirectly, of more than 40% of the Company’s securities representing combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; (2) incumbent directors as of the beginning of any twenty-four month period cease for any reason to constitute at least a majority of the directors. Notwithstanding the foregoing, any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the incumbent directors, shall be considered an incumbent director; or (3) consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities immediately prior to such transaction do not, following consummation of all transactions intended to constitute part of such transaction, beneficially own, directly or indirectly, 50% or more of the voting securities of the surviving entity, in substantially the same proportion as their ownership of such voting securities immediately prior to such transaction; or (4) consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of the combined voting securities is then owned beneficially, directly or indirectly, by the same shareholders in substantially the same proportion as their ownership of the voting securities immediately prior to such sale or disposition.

Employment Agreements

Each of Dr. Leonard Bell, Chief Executive Officer, Dr. Stephen P. Squinto, Executive Vice President and Head of Research and Development, and Mr. Vikas Sinha, Senior Vice President and Chief Financial Officer, have three-year employment agreements, as amended, dated as of February 14, 2006, with provisions for automatic one year extensions. Mr. David Hallal, Senior Vice President, Global Commercial Operations, has a three-year employment agreement, as amended, dated June 19, 2006, with a provision for automatic one year extensions. Mr. Coissac, Senior Vice President and President of Alexion Pharma International Sàrl, has an employment agreement for an indefinite term, which may be terminated upon three months prior written notice and in the case of gross or willful misconduct, immediately. Mr. Coissac agreed to relocate to Switzerland and serve as President of Alexion Pharma International for a period of 36 months, beginning April 1, 2009. His assignment in Switzerland may be terminated by either Mr. Coissac or Alexion with three months prior written notice or in the case of gross or willful misconduct, immediately. Under each of their respective employment agreements, each of the named executive officers is to continue to be employed in his current position with Alexion. Dr. Bell’s employment agreement provides for Alexion’s obligation to use its best efforts to cause him to be elected to the Board of Directors for the term of his employment agreement.

Under the terms of the employment agreements with each of the named executive officers other than Mr. Coissac, in the event that the executive’s employment with Alexion terminates at any time other than within three years after a change in control of Alexion if the executive is Dr. Bell, two years if the executive is Dr. Squinto, and 1.5 years if the executive is Mr. Sinha or Mr. Hallal, (1) for reasons other than cause, death, or physical or mental disability, or (2) following a constructive termination (other than due to loss of any material duties or authority of the executive if the executive is Mr. Sinha or Mr. Hallal), or (3) in the event of a “non-renewal” (with “change in control,” “cause,” “constructive termination” and “non-renewal” defined in the executives’ respective employment agreements, and summarized above under the section entitled “Potential Payments Upon Termination or Change of Control”), Alexion will be obligated to pay such terminated executive, as a cash lump sum, two times if the executive is Dr. Bell, one time if the executive is Dr. Squinto and 0.75 times if the executive is Mr. Sinha or Mr. Hallal, the Severance Payment. The Severance Payment is a payment equal to the sum of (a) the executive’s then current base salary and (b) the greater of (i) the average bonus received by such executive for the two years preceding the year in which termination occurs and (ii) the amount equal to the bonus target for the year in which the termination of employment occurs as determined by Alexion’s Board of Directors or its Compensation Committee. Additionally, the executive will be entitled to continue to participate in Alexion’s health and welfare benefit plans for the executive’s applicable Severance Period, which is a two-year period if the executive is Dr. Bell, a one-year period if the executive is Dr. Squinto, and a 9-month period if the executive is Mr. Sinha or Mr. Hallal, except that the executive may continue to participate, at Alexion’s expense, in health plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.

In the event that the executive’s employment with Alexion terminates within three years after a change in control if the executive is Dr. Bell, two years if the executive is Dr. Squinto and 1.5 years if the executive is Mr. Sinha or Mr. Hallal, (i) by Alexion for reasons other than cause, death or physical or mental disability, or (ii) by the executive for good reason (with “good reason” defined in the employment agreements, and summarized in the section entitled “Potential Payments Upon Termination or Change of Control), or (iii) in the event of non-renewal, Alexion will be obligated to pay such terminated executive a cash lump sum equal to three times the Severance Payment if the executive is Dr. Bell, two times the Severance Payment if the executive is Dr. Squinto and 1.5 times the Severance Payment if the executive is Mr. Sinha or Mr. Hallal. Additionally, the executive will be entitled to continue to participate in Alexion’s health and welfare benefit plans for three years if the executive is Dr. Bell, two years if the executive is Dr. Squinto, and 1.5 years if the executive is Mr. Sinha or Mr. Hallal, except that the executive may continue to participate, at Alexion’s expense, in benefit plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.

If Dr. Bell’s or Dr. Squinto’s employment terminates for any of the reasons described above, or if a change in control occurs, (1) all of such executive’s time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by such executive and Alexion. If Messrs. Sinha’s or Hallal’s employment terminates for any of the reasons described above, or if a change in control occurs, (1) all of such executive’s time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by such executive and Alexion.

In the event that the executive’s employment (other than Mr. Coissac) with Alexion terminates due to death, the executive’s estate will be entitled to receive the executive’s base salary for 90 days following the termination of employment. In the event that the executive’s employment (other than Mr. Coissac) is terminated due to death or disability (as that term is defined in the employment agreements), the executive will be entitled to receive a pro rata annual performance bonus for the year in which the termination occurs.

Each of the employment agreements with named executive officers other than Mr. Coissac also provides that if such executive becomes subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended, and if the amount of the payments and benefits due to the executive exceed the safe harbor amount associated with such tax by at least 10%, Alexion shall make a special payment to such executive such that the after-tax value of payments received by him will be the same as if he were not subject to such excise tax.

In November 2005, Mr. Coissac was appointed President of Alexion Europe SAS, located in Paris, France, and entered into employment and severance agreements. Mr. Coissac is a French citizen and at the time of his appointment was a French resident. In April 2009, in connection with the relocation of Alexion’s European headquarters from Paris, France, to Lausanne, Switzerland, Mr. Coissac accepted an assignment to become President of Alexion Pharma International Sàrl. He moved to Switzerland and assumed his responsibilities under an expatriation arrangement. His employment and severance agreements remain in full force and effect and are subject to the terms of his expatriation arrangement.

Under Mr. Coissac’s severance agreement, if his employment contract is terminated by Alexion for reasons other than personal cause and he is removed from his position, then he is entitled to receive a severance amount equal to 12 months of his monthly remuneration. For purposes of the agreement, the monthly remuneration is equal to the sum of (a) base gross monthly salary, plus (b) one twelfth of his total expatriation premium accrued during the most recent 12 month period, and (c) one twelfth of the average annual bonus over the most recent 2 year period.

If, after a change of control, Mr. Coissac’s employment contract is terminated by Alexion (or by Mr. Coissac for demonstrable reasons of breach of professional ethics by the acquirer), and Mr. Coissac’s social mandate as President is terminated by the acquirer (or by Mr. Coissac for demonstrable reasons of breach of professional ethics by the acquirer), then he is entitled to receive a severance amount equal to 18 months of his monthly remuneration, as described above.

Mr. Coissac is not entitled to any such severance payment if he resigns or he is terminated for personal cause. In addition, Mr. Coissac may receive additional consideration if Alexion elects to enforce a non-competition clause.

All of Alexion’s employment agreements require its employees and executives to acknowledge Alexion’s possession of information created, discovered or developed by the employees and executives which are applicable to the business of Alexion and any client, customer or strategic partner of Alexion. Each employee and executive also agrees to assign all rights he or she may have or acquire in proprietary information, to keep such proprietary information confidential and not to compete with Alexion for a limited period of time.

DIRECTOR COMPENSATION FOR FISCAL 2010

The following table sets forth a summary of the compensation earned by our directors and/or paid to certain of our directors pursuant to certain agreements we have with them in 2010, other than Dr. Bell.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)	Total ($)
Max Link, Ph.D.	$157,000	$181,597	$90,286	$—	$428,883
William R. Keller	57,000	181,597	90,286	—	328,883
Joseph A. Madri, M.D., Ph.D.	57,000	181,597	90,286	—	328,883
Larry L. Mathis	67,000	181,597	90,286	—	338,883
R. Douglas Norby	77,000	181,597	90,286	—	348,883
Alvin S. Parven	77,000	181,597	90,286	—	348,883
Andreas Rummelt, Ph.D.(5)	54,850	189,618	204,726	—	449,194
Ruedi E. Waeger, Ph.D.(6)	25,125	—	—	—	25,125
Ann M. Veneman, J.D.(7)	33,250	114,469	105,881	—	253,600

(1)	Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2010.
(2)	See Note 1 and Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2010. See also our discussions of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.
(3)	Represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The following directors held the following number of unvested restricted stock shares as of December 31, 2010: Link, 3,965; Keller, 3,965; Madri, 3,965; Mathis, 3,965; Norby, 3,965; Parven, 3,965; Rummelt, 3,892; Veneman, 2,288.
(4)	Represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The following directors held the following number of stock option awards as of December 31, 2010: Link, 50,104; Keller, 9,586; Madri, 138,104; Mathis, 88,104: Norby, 108,104; Parven, 58,286; Rummelt, 7,469; Veneman, 4,989.
(5)	The amounts reported for Dr. Rummelt include 5,486 stock options and 3,892 shares of restricted stock awarded to Dr. Rummelt upon his appointment to the Board in February 2010. The closing price of Alexion’s stock on the date of grant was $48.72.
(6)	Dr. Waeger resigned as a director in May 2010.
(7)	The amounts reported for Ms. Veneman include 4,989 stock options and 2,288 shares of restricted stock awarded to Ms. Veneman upon her appointment to the Board in May 2010. The closing price of Alexion’s stock on the date of grant was $50.03.

Director Compensation Policy

Under Alexion’s director compensation structure for 2010, all non-employee members of the Board, with 75% attendance at Board meetings since the prior annual meeting of stockholders, were entitled to receive the following:

•	an annual retainer of $57,000 for non Chairman members, and $157,000 for the Chairman, each paid quarterly;

•	an annual retainer of $20,000 for service as the Audit Committee Chairman and the Compensation Committee Chairman, paid quarterly;

•	an annual retainer of $10,000 for service as the Nominating and Corporate Governance Committee Chairman and the Pharmaceutical Compliance and Quality Committee Chairman;

•

a restricted stock award having a value of $183,000 based on sixty day trailing average market price of the Company’s common stock, awarded in January of each year and vesting on the first anniversary of the grant date; and

•

a stock option grant to purchase shares of common stock equivalent to $122,000 calculated using the Black-Scholes model, typically granted upon re-election to the Board. Each stock option has an exercise price equal to the closing price of the stock on the date of grant and vests in four equal quarterly installments over one year.

It is Alexion’s policy that non-employee directors do not participate during discussions, and do not vote on, matters of compensation for the independent directors.

In November 2010, the Compensation Committee conducted an annual review of Board compensation. Meridian Compensation Partners LLP prepared a competitive analysis and review of the cash and equity compensation for non-employee directors. Following this review, the committee recommended to the Board the following adjustments to director compensation: (a) an increase of the annual cash retainer for non-Chairman members from $57,000 to $60,000, and $157,000 to $160,000 for the Chairman; (b) an increase of the annual retainer for services as chairman of the Nominating and Corporate Governance Committee and the Pharmaceutical Compliance and Quality Committee from $10,000 to $20,000; (c) an increase of the value of the restricted stock award from $183,000 to $216,000; and (d) an increase in the value of the stock option award from $122,000 to $144,000. The Board approved the recommendations effective January 1, 2011.

Certain Relationships and Related Party Transactions

The Board of Directors reviews and approves transactions between Alexion on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board determined may be considered a related party, on the other hand. Prior to Board consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction are disclosed to the Board, and the transaction is not considered approved by the Board unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Please see “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Director Compensation Policy” for information regarding compensation of our executive officers and directors. There have been no other related party transactions during fiscal year 2010.

Audit Committee Report

The Audit Committee reviewed and discussed Alexion’s audited financial statements for the year ended December 31, 2010 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2010, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board. The Audit Committee also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Alexion’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alexion specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee

R. Douglas Norby, Chairman

Max Link, Ph.D.

Larry L. Mathis

Andreas Rummelt, Ph.D.

Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during the years ended December 31, 2010 and 2009:

Fees	Year Ended December 31, 2010	Year Ended December 31, 2009
Audit fees(1)	$1,131,077	$1,067,109
Audit related fees(2)	—	—
Tax fees(3)	55,965	299,808
All other fees(4)	7,425	—

	$1,194,467	$1,366,917

(1)	Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements included in its Form 10-K, the review of the Company’s financial statements included in its Forms 10-Q, as well as services related to other SEC filings and statutory audits.
(2)	Alexion did not use Pricewaterhouse Coopers LLP for such services during the years ended December 31, 2010 and 2009.
(3)	Tax services include assistance with tax compliance, including reviews of research and development credits and tax returns.
(4)	Represents consulting fees in connection with the acquisition of Taligen Therapeutics, Inc., which we completed in January 2011.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy that it must pre-approve all audit and permissible non-audit services to be performed by Alexion’s independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Alexion in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independent review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the auditors’ independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor’s independence and obtain Audit Committee approval for such service.

Consistent with its pre-approval policy, the Audit Committee pre-approved all audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ended December 31, 2010 and 2009. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers’ independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

PROPOSAL NO. 2—APPROVAL TO AMEND ALEXION’S CERTIFICATE OF INCORPORATION

Alexion’s Certificate of Incorporation authorizes the issuance of up to 145,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.0001 per share. As of March 17, 2011, approximately 91,630,047 shares of common stock were issued and outstanding, in addition to 96,706 treasury shares. Of the remaining authorized but unissued shares, 7,788,715 were subject to outstanding awards under Alexion’s equity incentive plans, 4,042,548 were available for issuance under the 2004 Equity Incentive Plan for future grants, and 250,000 shares were reserved for issuance upon conversion of Alexion’s 1.375% Senior Convertible Notes Due February 2012. Accordingly, Alexion has approximately 41,191,984 shares of common stock available for issuance. No shares of preferred stock have been issued.

On March 29, the Board of Directors declared it advisable and in the best interests of Alexion’s stockholders to effect a 2:1 stock split of its common stock in the form of a stock dividend of one share of common stock for each share of common stock outstanding, subject to obtaining stockholder approval of an amendment to Alexion’s Certificate of Incorporation.

We do not have a sufficient number of shares of common stock authorized to effect the 2:1 stock split and our Board of Directors is requesting stockholder approval to amend Alexion’s Certificate of Incorporation to increase the number of authorized shares of common stock from 145,000,000 to 290,000,000. The additional shares of common stock would have rights identical to the currently outstanding common stock. The proposed amendment would not change the number of shares of preferred stock that is currently authorized.

The Board unanimously approved this Proposal to amend Alexion’s Certificate of Incorporation, declared it to be advisable and in the best interests of Alexion and its stockholders, and hereby seeks approval of the amendment by Alexion’s stockholders.

Purpose of the Amendment

The trading price of Alexion’s common stock has experienced significant growth since commercial launch of its marketed product Soliris in 2007. Alexion regularly evaluates the effect of such growth on the liquidity and marketability of its common stock. Alexion last effected a stock split in August 2008 and the closing price of the common stock on the date of such stock split was $87.79, resulting in a post-split market price of $43.895. Since effecting the 2008 stock split, the value of Alexion’s common stock has appreciated considerably. The closing market price of Alexion’s common stock on March 17, 2011 was $93.68. Effecting a 2:1 stock split would make Alexion’s shares more affordable to a broader group of potential investors and would increase liquidity in the trading of Alexion’s shares.

The following table approximates Alexion’s capitalization if the proposed amendment to the Certificate of Incorporation is approved and the 2:1 stock split is implemented, assuming no additional shares of common stock are issued since March 17, 2011 as a result of option exercises or otherwise:

Authorized:	290,000,000
Issued and outstanding:	183,260,094
Treasury shares:	96,706
Outstanding awards under equity incentive plans:	15,577,430
Shares available for issuance under equity incentive plans:	8,085,096
Shares reserved for issuance upon conversion of 1.375% convertible notes:	500,000
Total issued and reserved for issuance:	207,519,326
Total shares remaining and available for issuance:	82,480,674

Stockholder approval of a stock split effected in the form of a stock dividend is not required under the Delaware General Corporation Law, and is not being solicited by this Proxy Statement.

Effective Date of Amendment

If the stockholders approve the amendment to the Certificate of Incorporation, Alexion expects to file a Certificate of Amendment with the Secretary of State of the State of Delaware immediately following the Annual Meeting. Following the effective date of the amendment, which is intended to occur on or around May 13, 2011, Alexion will effect the 2:1 stock split in the form of a 100% dividend. Each stockholder of record on May 2, 2011 will receive one additional share of common stock for each share of common stock already held on that date. The payment date for the additional shares is expected to occur on or around May 20, 2011. Alexion will also have reserved for issuance the maximum number of shares of common stock subject to options and other awards which have been granted or may be granted under Alexion’s equity incentive plans, which provide that the number of shares of common stock reserved for issuance shall be appropriately adjusted in the event of a stock split.

By approving Proposal No. 2, Alexion’s stockholders approve the amendment to the Certificate of Incorporation and authorize the filing of the certificate of amendment with the Secretary of State of the State of Delaware. Upon such filing, the first sentence of Article Fourth of the Certificate of Incorporation would be revised to read as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 295,000,000 shares of which 290,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 5,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.”

The number of shares of Alexion’s authorized common stock was last increased in 2000, when the stockholders approved an amendment to the Certificate of Incorporation to increase the authorized common stock from 25 million to 145 million shares.

The additional shares of common stock issued in connection with the 2:1 stock split will not be entitled to preemptive rights nor will existing stockholders have any preemptive rights to acquire any of those shares when issued. A stock split, if effected, would reduce Alexion’s earnings per share. Each stockholder would continue to hold the same percentage interest, including voting interest, in Alexion.

After effecting a stock split, other possible business and financial uses for the additional shares of common stock authorized by this increase include, without limitation, additional stock splits, raising capital, acquisitions and other strategic transactions, employee incentives under Alexion’s equity compensation plans, and other transactions and corporate purposes that the Board may deem are in the best interests of Alexion and its stockholders. These additional shares would be issuable at the discretion of the Board, without further action except as may be required for a particular transaction by law or the Nasdaq rules.

Aside from the shares currently reserved for issuance under Alexion’s equity incentive plans and upon conversion of the 1.375% convertible notes, the Board has not authorized the issuance of any additional shares of common stock, and there are no current agreements or commitments for the issuance of additional shares.

Even if this Proposal to approve the amendment is approved by stockholders, the Board is not obligated to file the amendment. The final decision on when or whether to file the amendment and implement a stock split remains in the sole discretion of the Board and may be influenced by market conditions, the affordability and liquidity of Alexion’s shares and other factors considered by the Board. The Board does not intend to file the amendment to increase the authorized number of shares of common stock if it decides not to implement the 2:1 stock split.

Approval of this Proposal No. 2 requires a vote in favor of the proposal by the holders of a majority of Alexion’s outstanding shares of common stock.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2” TO BE IN THE BEST INTERESTS OF

ALEXION AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the Annual Meeting. Stockholder ratification of the appointment is not required by law or otherwise. The Board of Directors is submitting this matter to stockholders for ratification because it believes it to be a good corporate practice.

PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, audited the Company’s consolidated financial statements since the year ended July 31, 2004. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and that of the Company’s stockholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF ALEXION AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Alexion is providing an advisory vote on our executive compensation in accordance with Section 14A of the Securities and Exchange Act of 1934, as amended. As described in greater detail in the Compensation Discussion and Analysis section of this proxy, the primary objective of Alexion’s executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Compensation Committee approves and implements compensation programs based on the following stated philosophies:

•	Pay for performance and reward company and individual achievement;

•	Ensure compensation is competitive with the companies that compete with us for talent;

•	Maintain an appropriate balance between cash and equity incentives; and

•	Be fair and consistent.

The Compensation Committee and the Board of Directors believe that Alexion’s 2010 executive compensation is strongly aligned with our philosophy, objectives and company performance. We encourage stockholders to carefully review the Compensation Discussion and Analysis. The Compensation Discussion and Analysis describes Alexion’s executive compensation program and the considerations taken into account by the Compensation Committee and the Board of Directors with respect to the compensation paid to the named executive officers for 2010.

The Board of Directors is requesting that Alexion stockholders cast a non-binding, advisory vote in favor of the following resolution:

RESOLVED, that the compensation paid to Alexion’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion, is hereby approved.

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL

OF PROPOSAL 4, ON AN ADVISORY BASIS.

PROPOSAL NO. 5—FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal No. 4, Alexion is asking shareholders to cast an advisory vote for its executive compensation program or a “say on pay” vote. In accordance with Section 14A of the Securities and Exchange Act of 1934, as amended, the Board of Directors is asking stockholders in this Proposal No. 5 to cast a non-binding, advisory vote on how frequently to hold the say on pay votes in the future. A stockholder has the option to vote for one of the following choices: to hold the advisory vote on executive compensation every year, every two years, or every three years. Your proxy or voting instruction card allows you to choose the frequency you prefer.

The Compensation Committee and the Board of Directors believes that an advisory vote every year will allow the committee and the Board to regularly assess stockholder perspectives concerning Alexion’s executive compensation practices. Accordingly, the Board recommends to the stockholders an annual frequency for say-on-pay votes.

The frequency selected by the highest number of votes cast will be the recommendation of the stockholders. Although the vote is advisory and not binding, the Board intends to carefully consider the results of the vote when making future decisions about the frequency for holding an advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF HOLDING FUTURE STOCKHOLDER ADVISORY VOTES ON EXECTUIVE COMPENSATION EVERY YEAR, ON AN ADVISORY BASIS.

STOCKHOLDER PROPOSALS

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2012 Annual Meeting of Stockholders, the proposal must be received by us, Attention: Corporate Secretary, at our principal executive offices by December 15, 2011.

The deadline for receipt of timely notice of shareholder proposals for submission to the Company’s 2012 Annual Meeting of Stockholders without inclusion in the Company’s 2011 Proxy Statement is March 8, 2012. Unless such notice is received by us, Attention: Corporate Secretary, at our principal executive offices, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Alexion and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Alexion that they or Alexion will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Alexion if you hold shares directly in your name. You can notify Alexion by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410 or by calling (203) 272-2596.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the 2011 Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Alexion’s Investor Relations at (203) 272-2596.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2010 WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC., 352 KNOTTER DRIVE, CHESHIRE, CONNECTICUT 06410, ATTN: INVESTOR RELATIONS.

FORM OF PROXY CARD

ALEXION PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 11, 2011.

Leonard Bell, M.D. and Vikas Sinha, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned on March 17, 2011, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 11, 2011 at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW, IN FAVOR OF PROPOSALS 2, 3 AND 4, AND FOR EVERY ONE YEAR WITH RESPECT TO PROPOSAL 5. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1.	Proposal—Election of Directors—Nominees are:

Leonard Bell, Max Link, William R. Keller, Joseph A. Madri, Larry L. Mathis, R. Douglas Norby, Alvin S. Parven, Andreas Rummelt and Ann M. Veneman.

☐	FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

☐	WITHHOLD AUTHORITY to vote for the listed nominees.

2.	Proposal No. 2—Approval of the amendment to Alexion’s Certificate of Incorporation, as described in the accompanying proxy statement, to increase the number of authorized shares of common stock from 145,000,000 to 290,000,000.

☐    FOR            ☐     AGAINST            ☐    ABSTAIN

3.	Proposal No. 3—Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

☐    FOR             ☐    AGAINST            ☐    ABSTAIN

4.	Proposal No.4—Approval of a non-binding advisory vote of the compensation paid to Alexion’s named executive officers.

☐    FOR             ☐    AGAINST             ☐    ABSTAIN

5.	Proposal No. 5—Recommend, by non-binding vote, the frequency of future advisory votes on executive compensation.

☐    1 YEAR            ☐    2    YEARS             ☐    3    YEARS            ☐     ABSTAIN

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated	, 2011

Signature

Signature if held jointly

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.